APPLEBEE'S INTERNATIONAL, INC.

                                       AND

                                APPLE SOUTH, INC.


                            ASSET PURCHASE AGREEMENT


                                DECEMBER 23, 1997



















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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I......................................................................1
         PURCHASE AND SALE OF ASSETS...........................................1
                  Section 1.1       Assets.....................................1

ARTICLE II.....................................................................3
         PURCHASE PRICE OF ASSETS..............................................3
                  Section 2.1       Purchase Price.............................3
                  Section 2.2       Adjustment of Purchase Price.  ............3
                  Section 2.3       Obligations Satisfied by Seller............3
                  Section 2.4       Certain Liabilities and Obligations........3
                  Section 2.5       Taxes......................................3
                  Section 2.6       Allocation of Purchase Price...............4

ARTICLE III....................................................................4
         CLOSING  .............................................................4
                  Section 3.1       Date, Time and Place of Closing............4
                  Section 3.2       Deliveries by Seller at Closing............4
                  Section 3.3       Deliveries by Buyer at Closing.............6
                  Section 3.4       Transfer of Operations.....................7

ARTICLE  IV....................................................................7
         REPRESENTATIONS AND WARRANTIES OF SELLER..............................7
                  Section 4.1       Existence..................................7
                  Section 4.2       Power and Authority........................7
                  Section 4.3       Execution and Delivery Permitted;
                                        Consents...............................7
                  Section 4.4       The Assets.................................8
                  Section 4.5       Binding Effect.............................9
                  Section 4.6       Condition of Assets........................9
                  Section 4.7       Absence of Other Assets...................10
                  Section 4.8       Ownership of Assets.......................10
                  Section 4.9       Real Property.............................10
                  Section 4.10      Multi-Unit Contracts......................11
                  Section 4.11      Documents Sufficient......................11
                  Section 4.12      Litigation or Condemnation................11
                  Section 4.13      Taxes.....................................11
                  Section 4.14      Contracts.................................12
                  Section 4.15      Accuracy of Information and
                                        Representations and Warranties........12
                  Section 4.16      Employment Matters........................12
                  Section 4.17      Employee Benefit Plans....................13

                                       (i)













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                                                                            Page

                  Section 4.18      Licensure.................................14
                  Section 4.19      Insurance Coverage........................15
                  Section 4.20      Environmental Matters.....................15
                  Section 4.21      Restaurant................................16
                  Section 4.22      Development Efforts.......................17
                  Section 4.23      Affiliated Transactions...................17
                  Section 4.24      Subsidiaries..............................17
                  Section 4.25      Seller Appraisals.........................17
                  Section 4.26      Employee Transfers........................17
                  Section 4.27      ADI Financial Statements..................17

ARTICLE V.....................................................................18
         COVENANTS OF SELLER..................................................18
                  Section 5.1       Employee Benefit Plans....................18
                  Section 5.2       Performance of Real Property Leases
                                        and Assumed Contracts.................18
                  Section 5.3       Transfer of Licenses and Permits..........18
                  Section 5.4       Liabilities of Seller.....................18
                  Section 5.5       Agreements Respecting Employees
                                        of Seller.............................19
                  Section 5.6       Conduct of Business.......................19
                  Section 5.7       Broker's Fees.............................21
                  Section 5.8       Access to Information.....................21
                  Section 5.9       DR Holdings Properties....................21
                  Section 5.10      No Sale Negotiations......................21
                  Section 5.11      RESERVED..................................21
                  Section 5.12      Financial Statements......................22
                  Section 5.13      Change of Name............................22
                  Section 5.14      Insurance.................................22
                  Section 5.15      Renegotiation of Assumed Leases...........22
                  Section 5.16      Confidentiality...........................22
                  Section 5.17      Management of Development Efforts.........22
                  Section 5.18      RESERVED..................................23
                  Section 5.19      Survey and Title Report...................23
                  Section 5.20      RESERVED..................................24
                  Section 5.21      Reporting Requirements....................24
                  Section 5.22      Cooperation...............................24
                  Section 5.23      Subsequent Contracts......................24
                  Section 5.24      Proration and Purchase Price
                                        Adjustment Data.......................25
                  Section 5.25      Seller Franchising........................25
                  Section 5.26      RESERVED..................................25
                  Section 5.27      Transition Services.......................25


                                      (ii)













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                                                                            Page

ARTICLE VI....................................................................26
         REPRESENTATIONS AND WARRANTIES OF BUYER..............................26
                  Section 6.1       Corporate Existence.......................26
                  Section 6.2       Corporate Power and Authority.............26
                  Section 6.3       Execution and Delivery Permitted..........26
                  Section 6.4       Binding Effect............................26

ARTICLE VII...................................................................27
         COVENANTS OF BUYER...................................................27
                  Section 7.1       Buyer Performance.........................27
                  Section 7.2       Confidentiality...........................27
                  Section 7.3       Seller Employees..........................27
                  Section 7.4       Development Efforts.......................28
                  Section 7.5       Remediation List..........................28
                  Section 7.6       Cooperation...............................28
                  Section 7.7       Broker's Fees.............................28

ARTICLE VIII..................................................................28
         PRORATIONS AND PURCHASE PRICE ADJUSTMENT;
                  CONDITIONS TO CLOSING.......................................28
                  Section 8.1       Prorations and Purchase Price
                                        Adjustments...........................28
                  Section 8.2       Post-Closing Adjustments..................29
                  Section 8.3       Buyer's Conditions to Closing.............30
                  Section 8.4       Seller's Conditions to Closing............31

ARTICLE IX....................................................................32
         INDEMNIFICATION AGAINST LOSS.........................................32
                  Section 9.1       Indemnification by Seller.................32
                  Section 9.2       Indemnification by Buyer..................33
                  Section 9.3       Limitation on Indemnification.............33
                  Section 9.4       Time to Assert Claims.....................33
                  Section 9.5       Resolution of Claims......................34
                  Section 9.6       Third Party Claim Indemnification
                                        Procedure.............................34
                  Section 9.7       Exclusive Remedies........................34

ARTICLE X.....................................................................34
         MISCELLANEOUS........................................................34
                  Section 10.1      Notices...................................34
                  Section 10.2      Applicable Law............................35
                  Section 10.3      Binding on Successors; Assignment.........35
                  Section 10.4      Payment of Costs; Post-Closing Payments...35

                                      (iii)










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                                                                            Page

                  Section 10.5  Closing Not to Prejudice Claim for Damages....37
                  Section 10.6      Survival of Representations, Warranties,
                                        Covenants and Undertakings............37
                  Section 10.7      Additional Documents......................37
                  Section 10.8      Time is of the Essence....................37
                  Section 10.9      Interpretation............................37
                  Section 10.10     Entire Agreement..........................37
                  Section 10.11     Counterparts..............................38
                  Section 10.12     Termination...............................38
                  Section 10.13     Public Announcements......................38

ARTICLE XI
         DIVESTITURE OF REMAINDER RESTAURANTS.................................39
                  Section 11.1      Seller Exit from Applebee's System........39
                  Section 11.2      Seller Financing Guarantee................39
                  Section 11.3      Continued Operation of Remaining
                                        Restaurants...........................39
                  Section 11.4      Employee Solicitation by Seller...........40
                  Section 11.5      Continued Restaurant Development..........40
                  Section 11.6      Buyer Financing Guarantee.................41
                  Section 11.7      Approval of Qualified Buyers..............41
                  Section 11.8      Seller De-identification of Remaining
                                        Restaurants...........................42
                  Section 11.9      Employee Solicitation by Buyer............43
                  Section 11.10     Covenant Not to Compete...................43
                  Section 11.11     Seller Put Rights.........................43
                  Section 11.12     Buyer Call Rights.........................44

LIST OF EXHIBITS AND SCHEDULES................................................48



                                      (iv)










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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 23rd day of December, 1997, by and among APPLE SOUTH, INC., a Georgia corporation (the "Seller"), and APPLEBEE'S INTERNATIONAL, INC., a Delaware corporation ("Buyer").

     WHEREAS, Seller owns various items of personal property and interests in real property (the "Assets" as more fully defined below) used in the operation or development of the Applebee's Neighborhood Grill & Bar restaurants listed on
Exhibit 1.1 ("Restaurants") pursuant to the Development Agreements and Franchise Agreements (together the "Franchise Agreements") listed on Exhibit 1.1(a) to this Agreement;

     WHEREAS,  Seller operates the Restaurants in four Arbitron Ratings Areas of
Dominant  Influence  (the  "ADIs"),  consisting  of  Charlottesville,   Norfolk,
Richmond and Roanoke, Virginia;

     WHEREAS, Seller desires to sell the Assets to Buyer and Buyer desires to purchase the Assets from Seller; and

     WHEREAS, Seller desires to dispose of all of its Applebee's Neighborhood Grill & Bar restaurants through the sale to Buyer of the Restaurants and the sale of the remainder of Seller's Applebee's Neighborhood Grill & Bar restaurants (the "Remaining Restaurants") to various third parties.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties and promises set forth herein, and in order to prescribe the terms and conditions of such purchase and sale, the parties hereto agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

     Section 1.1 Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees that at the Closing (as defined in Section 3.1, below) it shall sell, transfer, convey, and assign to Buyer free and clear of all mortgages, liens, security interests, pledges and encumbrances, except for Permitted Encumbrances, as defined in Section 3.2(a), and Buyer hereby agrees at the Closing to purchase and accept from Seller all of Seller's right, title and interest in and to the following items of personal property, whether tangible or intangible, and interests in real estate, whether owned in fee or held under lease or license (the "Assets"):

     (a) The Franchise Agreements as listed on Exhibit 1.1(a) and the items described in Section 3.2(i), below;


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     (b)  Seller's  interest  as lessee in and to the Real  Property  Leases (as defined in Section 4.4(c), below), including all of Seller's interest under the Real Property Leases in the buildings, fixtures, signs, parking facilities, trash facilities, fences, other leasehold improvements, appurtenances and hereditaments subject to such Real Property Leases;

     (c) All Owned Real Property (as defined in Section 4.4(a), below), including all of Seller's interest in the buildings, fixtures, signs, parking facilities, trash facilities, fences, other improvements, appurtenances and hereditaments related to the Owned Real Property;

     (d) All Minor Contracts and Material Contracts;

     (e) All equipment and leasehold improvements installed or normally installed in the Restaurants, including but not limited to the furniture, machinery, equipment, tables, chairs, cash registers, computer equipment and licenses of related software (subject to Seller's ability to assign or transfer such licenses), ovens, refrigerators, display cases, shelves, utensils, tools, pans, lights, uniforms, signs, menus, glasses, plates, dishes, silverware, pitchers, books, cabinets, racks, towels, ornaments, bars, and bar equipment (the "Equipment");

     (f) All inventories of foodstuffs, beverages, paper products, cleaning supplies and other supplies (the "Inventories") which are in the Restaurants on the Closing Date (as defined in Section 3.1, below);

     (g) All of Seller's other rights and property interests of any nature which are customarily and exclusively used in the operation of the Restaurants, including, but not limited to rights to use existing Restaurant telephone numbers and rights arising under equipment warranties;

     (h) All data transmission equipment and related software and software licenses ("Transferred Licenses"), computer software (subject to Seller's ability to assign or transfer such software) and related manuals and portable computers used by field personnel and used only in connection with the operation of the Restaurants, including those items set forth on Schedule 1.1(h) hereto;

     (i) All records and files related to the Real Property (as defined in Section 4.4(b), below) such as rent calculations, landlord correspondence, purchase agreements, deeds, construction documents, title reports, environmental and engineering reports, appraisals, surveys, etc., and all personnel records and files related to Seller employees in or assigned to the ADIs who accept employment with Buyer as of the Effective Time (as defined below in Section 3.4 below); and


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     (j) All rights under all  warranties,  express or implied,  or other claims for damages or loss related to any of the Assets; and

     (k) All cash in amounts normally used to open the Restaurants (not including prior day's receipts held for deposit).

                                   ARTICLE II
                            PURCHASE PRICE OF ASSETS

     Section 2.1 Purchase Price. The purchase price paid for the Assets shall be Ninety- Three Million Four Hundred Thousand Dollars ($93,400,000), adjusted as set forth in Section 2.2, below (the "Purchase Price"). The Purchase Price shall be paid at Closing by wire transfer of federal funds.

     Section 2.2 Adjustment of Purchase Price. At the Closing, Buyer and Seller shall prepare and sign an itemized statement of purchase price adjustments and prorations as set forth in Section 8.1 of this Agreement. A statement with respect to the items in Section 8.2 shall be prepared and signed within 60 days of the Closing.

     Section 2.3 Obligations Satisfied by Seller. With respect to the Assets or the ADIs, Seller shall pay all trade payables, accounts payable, utility payments, tax withholding, payroll taxes, wages and similar operating expenses and all accrued liabilities which, in each such case, are incurred or related to a time on or before the Effective Time.

     Section 2.4 Certain Liabilities and Obligations.

     (a) Liabilities Not Assumed. Except for the liabilities and obligations specifically assumed pursuant to and referred to in Section 2.4(b), Buyer shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller.

     (b) Assumed Liabilities. On the Closing Date, Buyer shall assume all of the Seller's obligations with respect to the Real Property Leases, Transferred Licenses and the Minor Contracts and Material Contracts (the "Assumed Liabilities"); however, Buyer shall not be responsible for any obligation, whether under the Real Property Leases, Equipment Leases, Transferred Licenses, the Minor Contracts, the Material Contracts, or otherwise, relating to events or operation of the Restaurants occurring on or prior to the Closing Date.

     Section 2.5 Taxes. Seller and Buyer equally shall be liable for and shall pay all transfer or sales taxes and all filing fee and documentary fees or taxes related to the recording of all deeds and lease assignments payable in connection with the purchase, sale or transfer of the Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement.


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     Section 2.6 Allocation of Purchase  Price.  Buyer and Seller agree that the
Purchase Price shall be allocated to the Assets pursuant to an appraisal to be performed after the Closing by a reputable third-party appraiser or appraisers selected by Buyer (the "Buyer Appraisals"); provided, however, if Seller has had any appraisals performed by reputable appraisers acceptable to Buyer on any of the Assets and the valuations set forth in such appraisals were completed within twenty-four (24) months of the Closing Date ("Seller Appraisals"), Buyer may, in its sole discretion, use such appraisals for the purpose of the post-Closing appraisal. The post-Closing appraisal is anticipated to be Asset by Asset. Buyer will pay the cost of the Buyer Appraisals. Buyer will have completed its valuation of the Assets based on such appraisal no later than December 31, 1998. The amount of the Purchase Price that is in excess of the value of the tangible assets as determined by the appraisal will be allocated to goodwill. Such allocation shall be binding on Buyer and Seller for all purposes including the reporting of gain or loss and determination of basis for income tax purposes, and each of the parties hereto agrees that it or they will file a statement setting forth such allocation with its or their federal income tax returns and will also file such further information or take such further actions as may be necessary to comply with the Treasury Regulations that have been promulgated pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").


                                   ARTICLE III
                                     CLOSING

     Section 3.1 Date, Time and Place of Closing. The consummation of the transactions contemplated hereby (the "Closing") shall be held on the Monday first following the fifth business day following the day on which all conditions to closing described in Sections 8.3 and 8.4 have been satisfied or waived (the "Closing Date"), beginning at 9:00 a.m. eastern time in the offices of [Seller's counsel] or at such other place, time or date as the parties hereto shall mutually agree.

     Section 3.2 Deliveries by Seller at Closing. At the Closing, and thereafter as may be reasonably requested by Buyer, Seller shall convey, transfer, assign, and deliver all of its right, title and interest in and possession of the Assets to Buyer, and shall also deliver to Buyer the following:

     (a) Such bills of sale, assignments, lease assignments and acceptances, estoppel certificates, consents to assignments (if consent to assignment is required under the terms of any Material Contract or Real Property Lease), special warranty deeds regarding the real property and improvements to be conveyed in fee simple, and other appropriate instruments of transfer as Buyer has reasonably requested, all in recordable form, of content reasonably acceptable to Buyer and Seller and their respective counsel and sufficient to vest in Buyer good and marketable title to all of the Assets which, with regard to interests in Real Property, is subject to no exception to title insurance coverage, other than Permitted Encumbrances, which could substantially affect the operation of the subject Restaurant, and, with regard to both real and personal property, is free and clear of all

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mortgages,   deeds  of  trust,  liens,   security agreements,  charges, or other
encumbrances, except for Permitted Encumbrances. For the purposes of this Agreement, "Permitted Encumbrances" shall mean: (i) the standard or printed exclusions and standard or printed exceptions in the form of owner's policy of title insurance generally in use in the jurisdiction in which the subject Owned Real Property is located; (ii) such matters as disclosed by a survey of the subject Owned Real Property as reviewed and accepted by Buyer in accordance with
Section 5.19; (iii) the lien for real property ad valorem taxes and other taxes and assessments, and for private assessments, not due and payable on or before the Closing Date; (iv) zoning ordinances affecting the subject Owned Real
Property;   (v)   all   easements,   covenants,   restrictions,    reservations,
rights-of-way and other similar matters of record as shown on the title policy for each parcel of Owned Real Property [as reviewed and accepted by Buyer in accordance with Section 5.19;

     (b) Certified copies of duly adopted resolutions of the Seller's Board of Directors authorizing, approving, and consenting to the execution and delivery of this Agreement, to the consummation of the transactions contemplated herein, and to performance of the agreements set forth herein;

     (c) The waiver, release, consent, estoppel certificate or other document of any person, corporation, association, or other entity of any nature whatsoever which is necessary to consummate the transactions contemplated hereby, and to make the warranties and representations made in this Agreement true;

     (d) Proof that all real and personal property taxes upon the Assets which are due and payable as of the Closing Date have been paid;

     (e) Certificates of good standing dated within thirty (30) days of the Closing Date for Seller from the states listed on Schedule 4.1;

     (f) An opinion of Seller's counsel dated as of the Closing Date in substantially the form set forth on Exhibit 3.2(f) to this Agreement;

     (g) An ALTA policy of title insurance regarding each Restaurant, insuring fee or leasehold title, as applicable, to each such property and containing only such exceptions and exclusions as could not, in Buyer's reasonable judgment, substantially adversely affect the operation of the Restaurant or the transfer of title to Buyer;

     (h) A duly executed Cross-Receipt;

     (i) As related to the Restaurants, all operating manuals, recipes, proprietary information (excluding Seller's corporate crisis procedures and corporate operations manual) and similar documents and information held by Seller in connection with Seller's status as a franchisee of Buyer and all copies and extracts therefrom;

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     (j) To the extent  necessary  pursuant to Section  8.3(h) below, a mutually acceptable liquor license management agreement or agreements;

     (k) Wire transfer instructions regarding delivery of the Purchase Price;

     (l) A copy on computer disk, or other electronic medium acceptable to Buyer, of (1) Seller's detailed fixed asset records related to the Assets updated through the Closing Date and (2) the payroll records of the ADI Personnel, as defined in Section 5.5, below;

     (m) A duly executed Mutual Release in the form attached as Exhibit 3.2(m) hereto; and

     (n) Any waiver or modification requested by Buyer pursuant to Section 5.9 hereof.

     Section 3.3 Deliveries by Buyer at Closing. Buyer shall deliver to Seller at Closing:

     (a) The Purchase Price;

     (b) Assignments and Acceptances of the Real Property Leases, Minor Contracts and Material Contracts in form reasonably satisfactory to Seller;

     (c) A duly executed Cross-Receipt;

     (d) An opinion of Buyer's counsel dated as of the Closing Date in substantially the form set forth on Exhibit 3.3(d) to this Agreement;

     (e) Certified copies of duly adopted resolutions of Buyer's Board of Directors authorizing, approving, and consenting to the execution and delivery of this Agreement, to the consummation of the transactions contemplated herein, and to performance of the agreements set forth herein;

     (f) To the extent necessary pursuant to Section 8.3(h) below, a mutually acceptable liquor license management agreement or agreements; and

     (g) A duly executed Mutual Release in the form attached as Exhibit 3.2(m) hereto.

     Section 3.4 Transfer of Operations. Buyer shall be entitled to immediate possession of, and to exercise all rights arising under, the Assets from and after the time that the Restaurants open for business on the Closing Date, and operation of the Restaurants shall transfer at such time (the "Effective Time"). Except as provided hereby, all profits, losses, liabilities, claims, or

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injuries arising before the Effective Time shall be solely to the benefit or the risk of Seller. All such occurrences after the Effective Time shall be solely to the benefit or the risk of Buyer. The risk of loss or damage by fire, storm, flood, theft, or other casualty or cause shall be in all respects upon Seller prior to the Effective Time and upon the Buyer thereafter.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Buyer to enter this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

     Section 4.1 Existence. Seller is duly organized, validly existing, and in good standing under the laws of the State of Georgia and is qualified to do business and is in good standing in the states listed in Schedule 4.1, which
Schedule includes all jurisdictions within the ADIs.

     Section 4.2 Power and Authority. Seller has the corporate power and authority to own its properties and assets, specifically including but not limited to the Assets, and to carry on its business as now conducted. Seller has the requisite corporate power and authority to convey, assign, and transfer the Assets as set forth in this Agreement.

     Section 4.3 Execution and Delivery Permitted; Consents. The execution, delivery and performance of this Agreement will not violate or result in a breach of any term of Seller's Articles of Incorporation or Bylaws, result in a breach of or constitute a default under any term in any agreement or other instrument to which Seller is a party (except for defaults under Minor Contracts where the consent to assignment thereof of the other party or parties to such contract is not obtained), such default having not been previously waived by the other party to any such agreement, or violate any law or any order, rule or regulation applicable to Seller, of any court or of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Seller or its properties; and will not result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the Assets. The Board of Directors has taken all action required by law and by Seller's Articles of Incorporation and Bylaws to authorize the execution and delivery of this Agreement, and the transfer of the Assets to Buyer in accordance with this Agreement. Except as set forth on Schedule 4.3, and except for consents required under Minor Contracts, the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not require any filing with, notice to or consent, waiver or approval of any third party, including but not limited to, any governmental body or entity other than any filing required under the Hart-Scott-Rodino Antitrust Improvement Act of 1977, as amended (the "HSR Act"), and the expiration of any applicable waiting period thereunder. Schedule 4.3 identifies separately each notice, consent, waiver or approval by reference to each Real Property Lease and to each Material Contract to which it is applicable.


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





     Section 4.4 The Assets.

     (a) Attached hereto as Schedule 4.4(a) is a complete and accurate list of each parcel of real property owned by Seller on which a Restaurant is located or which is being held for development of a Restaurant (the "Owned Real Property"), separated by ADI, listing the street address and providing the true legal description of each such parcel, and stating whether any improvements are located thereon and, if so, whether such improvements are owned or leased by Seller;

     (b) Attached hereto as Schedule 4.4(b) is a complete and accurate list of each parcel of real estate leased by Seller or in which it has a leasehold or other interest on which a Restaurant is located or which is being held for development of a Restaurant (the "Leased Real Property"), and stating whether any improvements are located thereon and, if so, whether such improvements are owned or leased by Seller, separated by ADI, listing the street address of such property and the name and address of the landlord's agent to which Seller is obligated to provide notices regarding the Leased Real Property, (collectively, the Owned Real Property and the Leased Real Property are referred to as the "Real Property");

     (c) Attached hereto as Schedule 4.4(c) is a complete and accurate list of all agreements or documents under which Seller claims or holds such leasehold or other interest or right to the use of the Leased Real Property (the "Real Property Leases") separated by ADI and showing the street address, exact name of the parties to such Real Property Lease, the date of such Lease, each amendment, modification or extension thereof and the exact name of the parties thereto, and the dates of each such amendment, modification or extension;

     (d) Attached hereto as Schedule 4.4(d) is a complete and accurate list by Restaurant of the original basis and accumulated depreciation for financial reporting purposes of (i) fixed assets (other than inventory and supplies) being conveyed hereunder as of September 28, 1997, and (ii) land, buildings and leaseholds being conveyed hereunder as of September 28, 1997;

     (e) Attached hereto as Schedule 4.4(e) is a complete and accurate list of all material liens, claims, encumbrances and restrictions on the Equipment;

     (f) Attached hereto as Schedule 4.4(f) is a complete and accurate list of all material leases of personal property used in the operation of the Restaurants (the "Equipment Leases"), identified by parcel of Owned Real Property or Leased Real Property where the leased equipment is located, separated by ADI and identifying the parties thereto, the property leased thereunder, the rental and other payment terms, expiration date and cancellation and renewal terms thereof;


                                        8










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





     (g) Attached hereto as Schedule 4.4(g) is a complete and accurate list of all loan agreements, indentures, mortgages, pledges, security agreements, guarantees, leases or lease purchase agreements (not listed on Schedule 4.4(c) or 4.4(f)) to which Seller is a party and by which any of the Assets are bound;

     (h) Attached hereto as Schedule 4.4(h) is a complete and accurate list of all other contracts, agreements, commitments or other understandings or arrangements to which Seller is a party that relate only to the Restaurants and by which any of the Assets are bound or affected, (other than the Minor Contracts which are such contracts, agreements or commitments terminable on thirty (30) days' notice or having annual payment obligations of less than $10,000, identified by parcel of Owned Real Property or Leased Real Property to which such is applicable; and each item on such Schedule that applies to any restaurants or assets of Seller that are not being conveyed to Buyer hereunder is so noted. The contracts listed on Schedules 4.4(f) and 4.4(h) are the Material Contracts, which will be transferred to Buyer hereunder.

     (i) There are no contracts, agreements, commitments, understandings or arrangements affecting or relating to the Assets or the Restaurants to which any Affiliate of Seller is a party or by which any such Affiliate is bound; and

     (j) The items listed in the above Schedules constitute all of the matters required to be shown on such Schedules. A true and complete copy, or with respect to oral agreements an accurate summary, of each item listed on the above Schedules has been made available to Buyer. Each Real Property Lease separately is acknowledged by Seller to be material to operation of the applicable Restaurant, and to the Assets and financial condition of Seller's business in the ADIs.

     Section 4.5 Binding Effect. This Agreement and each other agreement required to be executed and delivered by Seller in connection herewith, when executed and delivered, will be the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     Section 4.6 Condition of Assets.

     (a) Each Restaurant contains all Equipment and Inventories required by the applicable Franchise Agreement or necessary to operate the Restaurant in accordance with Seller's historical practices. The Equipment is in good operating condition, commensurate with its age, with reasonable wear and tear excepted, and the Equipment complies with all material federal, state and local laws, rules and regulations, and all material occupational safety and health act regulations.

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                                       24

     (b) Substantially all Inventories are saleable or usable in the ordinary course of business for their intended use and exist in such quantity as necessary to operate the Restaurants in accordance with Seller's historical practices.

     (c) The buildings, fixtures, parking facilities, trash facilities, fences and other improvements, appurtenances and hereditaments at or on each Restaurant are in good condition, commensurate with their age, with reasonable wear and tear excepted, and in compliance in all material respects with all federal, state and local laws, rules and regulations and leases and lease provisions.

     Section 4.7 Absence of Other Assets. Except as specifically provided in this Agreement, there is no asset, property, or right of any nature which is not being transferred to Buyer hereunder that has been customarily employed, owned, held, or used exclusively in connection with the operation or ownership of any Restaurant, other than permits that are not transferable or assignable. All Equipment and Inventories used in the operation of any Restaurant are situated entirely upon the premises of such Restaurant.

     Section 4.8 Ownership of Assets. Seller has good title to the Assets (other than the Owned Real Property), which title is, or will be at Closing, free and clear of all deeds of trust, mortgages, liens, security interests, charges, and encumbrances of any nature whatsoever; Seller has the full, absolute and unrestricted right to assign, transfer and convey to Buyer the Assets, subject only to such consents as Seller shall deliver to Buyer at Closing (except for such consents as may be required under the Minor Contracts that are not being obtained); no person or entity other than the Seller has any interest in the Assets other than the lessors under Real Property Leases and Equipment Leases and the other parties to the Minor Contracts and Material Contracts.

     Section 4.9 Real Property. Seller has good and marketable title to all of the Owned Real Property, subject to Permitted Encumbrances, and has the full, absolute and unrestricted right to assign, transfer and convey to Buyer said Owned Real Property, subject only to such consents as Seller shall deliver to Buyer at Closing. Each Real Property Lease is in full force and effect; the terms contained in the Real Property Leases have not been modified or amended in any respect except as disclosed on Schedule 4.4(c), and each constitutes the legal, valid, binding and enforceable obligation of the parties thereto. Seller is current in all material obligations under each Real Property Lease. There have been no events of default since January 1, 1995, and, to the best of Seller's knowledge, no state of facts exists which with notice or the passage of time, or both, would constitute an event of default under any Real Property Lease. Subject to the consents listed on Schedule 4.3, the consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of Seller under any Real Property Lease.


                                       10

     Section 4.10 Multi-Unit Contracts. Schedule 4.10 hereto sets forth a complete and accurate list of all material agreements under which any goods or services are currently being provided both to the Restaurants and (i) the Remaining Restaurants or (ii) other restaurants operated by the Seller ("Multi-Unit Contracts"), setting forth (1) a brief description of the goods or services provided, (2) the number of Restaurants and Remaining Restaurants or other restaurants covered by the agreement, and (3) whether such agreement is being transferred to Buyer hereunder. Seller shall provide complete copies of the Multi-Unit Contracts to Buyer no later than January 5, 1998.

     Section 4.11 Documents Sufficient. The documents delivered by Seller to Buyer pursuant to Section 3.2 of this Agreement will be valid, sufficient and effective to completely transfer to Buyer all of Seller's right, title and interest in and to all of the Assets.

     Section 4.12 Litigation or Condemnation. Except as set forth on Schedule 4.12(a) to this Agreement, there are no suits, actions, condemnation actions, investigations, complaints, or other proceedings of any nature whatsoever in law or in equity, which are pending or, to the best of Seller's knowledge, threatened against Seller, which affect any of the Assets, by or before any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality (whether domestic or foreign). Seller is not in default with respect to any order, writ, injunction, garnishment, levy, or decree of any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, and the use, occupancy, ownership, or transfer of the Assets do not constitute a default thereunder. To the best of Seller's knowledge, the operations of the Restaurants and the condition of the Assets do not violate in any material respect any federal, state, or municipal law, regulation or rule (including any applicable zoning or similar use regulation or law). Except as set forth on Schedule 4.12(b), (which Schedule, is not attached hereto but shall be provided to Buyer no later than January 5, 1998) since January 1, 1996, Seller's operations of the Restaurants have not received a citation, warning, or reprimand for, or otherwise been notified of, any violation of any law, rule or regulation governing alcoholic beverages, or any health, environmental, or similar municipal, state, or federal law or regulation. To the best of its knowledge, Seller has not served any food or foodstuff which is adulterated, spoiled, or contains foreign substances, nor has Seller served any food item which has or, except as set forth on Schedule 4.12(c) (which Schedule, is not attached hereto but shall be provided to Buyer no later than January 5, 1998), is claimed to have caused any illness or injury to the consumer thereof.

     Section 4.13 Taxes. All ad valorem and other property taxes relating to the Assets have been fully paid for 1996 and all prior tax years and there are no delinquent property tax liens or assessments. Seller has also timely filed (or will timely file) all federal, state, local and other tax returns and reports of whatever kind pertaining to the Assets and required to be filed by Seller for all periods up to and including the Closing Date. Seller has paid (or will timely pay) all taxes of whatever kind, including any interest, penalties, governmental charges, duties, fees, and fines imposed by the United States, foreign countries, states, counties, municipalities, and subdivisions, and by all other governmental entities or taxing authorities, which are due and payable (or which

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






relate to any period prior to the Closing Date) or for which assessments relating to any period prior to the Closing Date have been received, the nonpayment of which would result in a lien on any of the Assets. There are no audits, suits, actions, claims, investigations, inquiries, or proceedings pending or to the best of its knowledge, threatened against Seller with respect to taxes, interest, penalties, governmental charges, duties, or fines, nor are any such matters under discussion with any governmental authority, nor have any claims for additional taxes, interest, penalties, charges, fines, fees or duties been received by or assessed against Seller that in any such case affect the Assets.

     Section 4.14 Contracts. The Minor Contracts and the Material Contracts have been entered into in the ordinary course of Seller's business and, to Seller's knowledge, contain commercially reasonable terms. Subject to the consents delivered to Buyer at Closing, Seller has full, absolute and unrestricted right to assign, transfer and convey to Buyer the Material Contracts. Each Material Contract is in full force and effect; the terms contained in the Material Contracts have not been modified or amended in any respect except as disclosed on Schedule 4.4(f) or (h) and each constitutes the legal, valid, binding and enforceable obligation of the parties thereto. Seller is current in all obligations under each Material Contract. There have been no events of default, and, to the best knowledge of Seller, no state of facts exists which with notice or the passage of time, or both, would constitute an event of default under any Material Contract. The consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of Seller under any Material Contract.

     Section 4.15 Accuracy of Information and Representations and Warranties. All representations and warranties made by Seller in this Agreement or any Schedule or Exhibit hereto or in any certificate or other document furnished by Seller pursuant to this Agreement are true and correct in all material respects on and as of the date hereof. To Seller's knowledge all information other than financial projections given to Buyer by Seller or its representatives, including the information in the Schedules to this Agreement, is true, correct and complete in all material respects.

     Section 4.16 Employment Matters.

     (a) No employees of the Restaurants are on strike, nor to the best knowledge of Seller are such employees threatening to strike. Seller has no knowledge that any labor union has recently attempted, or is presently attempting, to organize the ADI Personnel into a collective bargaining unit, and no group of ADI Personnel is presently organized into a collective bargaining unit.

     (b) Schedule 4.16(b) hereto is a true and complete list (i) of each person employed in connection with the operation of the Restaurants, from and including each assistant manager and assistant kitchen manager up through Vice President of Operations for the ADIs; and (ii) of each other salaried employee whose duties are primarily related

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





to Seller's operation in the ADIs who could during the current fiscal year receive, compensation (including all bonuses, perquisites, and other items of value) in excess of Thirty Thousand Dollars ($30,000). For each such person,
Schedule 4.16(b) shows the full name, job title or duty, salary, bonus, ESOP and 401(k) plan contributions and account balances, and stock options.

     (c) To Seller's knowledge, Seller has operated all Restaurants in accordance with all local, state and federal laws and regulations related to employment matters including, but not limited to, payment of wages and benefits and employee discrimination.

     Section 4.17 Employee Benefit Plans.

     (a) Schedule 4.17(a) contains a true and complete list of each pension, profit sharing, other deferred compensation, bonus, incentive compensation, stock purchase, stock option, supplemental retirement, severance or termination pay, medical, hospitalization, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits plan, program, arrangement  or  contract,  and  each  other  employee  benefit  plan,  program,
arrangement  or  contract,  maintained,   contributed  to,  or  required  to  be
contributed to, by Seller or any Related Party (hereinafter defined) for the benefit of any current or former employee of Seller in the ADIs, whether or not any of the foregoing is funded, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Benefit Plans"). Seller and its Related Parties do not have any express or implied plan or contract, whether legally binding or not, to create any additional Benefit Plan or modify any existing Benefit Plan, other than as may be required to comply with the Tax Reform Act of 1986. Seller has delivered or made available to Buyer, with respect to each Benefit Plan to the extent applicable (1) true and complete copies of all documents embodying or relating to each Benefit Plan including, without limitation, the plan and trust or other funding arrangement relating thereto, summary plan descriptions, employee handbooks or personnel manuals and all amendments and supplements thereto; (2) the most recent annual report (Series 5500 and all schedules thereto), if any, required by ERISA; and (3) the most recent determination letter received from the Internal Revenue Service ("IRS"), if any. "Related Party" means any member of a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group, within the meaning of Section 414(b), (c), (m) or (o) of the Code, of Seller;

     (b) The Benefit Plans that are intended by Seller or any Related Party to meet the requirements of Section 401(a) of the Code now meet and since their inception have met, the requirements for qualification under Section 401(a) of the Code and the related trusts are now, and since their inception have been, exempt from taxation under Section 501(a) of the Code and the transactions contemplated by this Agreement will not have an adverse affect on the qualified status of any such Benefit Plan.


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





     (c) Seller and any Related Party have performed in all material respects obligations required to be performed by them under, and are not in default under or in violation of, any and all of the Benefit Plans, and each Benefit Plan has been operated in all material respects in accordance with its provisions and in compliance with all applicable laws and regulations. Neither any Benefit Plan or fiduciary nor Seller or any Related Party has taken any action, or failed to take any action, that could subject it or any other person to any liability for any excise tax under Chapter 43 of the Code or for breach of fiduciary duty with respect to or in connection with a Benefit Plan;

     (d) At no time since January 1, 1980, has Seller or any Related Party been required to contribute to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA) and Seller and its Related Parties have no liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multi-employer plan. Seller and its Related Parties do not participate in any "multiple employer plans," within the meaning of ERISA;

     (e) No Benefit Plan provides or is required to provide group health, medical, death or survivor benefits to any former or retired employee of Seller in the ADIs or beneficiary thereof, except to the extent (1) required under any state insurance law providing for a conversion option under a group insurance policy or (2) under Section 601 of ERISA; and

     (f) No "reportable event" (as defined in ERISA) has occurred with respect to any Benefit Plan. No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred, or is expected by Seller or any Related Party to be incurred, by Seller or any Related Party with respect to any Benefit Plan and no Benefit Plan has "unfunded benefit liabilities" within the meaning of Title IV of ERISA. No steps have been taken to terminate any Benefit Plan which is subject to Title IV of ERISA and no proceeding has been initiated by the PBGC to terminate any such Benefit Plan or to appoint a Trustee to administer any such Benefit Plan;

     Section 4.18 Licensure. Seller possesses all material governmental permits and licenses necessary to operate each Restaurant (the "Licenses"). Such material permits and licenses are listed on Schedule 4.18 (which Schedule is not attached hereto but shall be provided to Buyer no later than January 5, 1998), identified by Restaurant and separated by ADI. Seller has all such Licenses current and in full force and effect and is in material compliance with all requirements and limitations set forth in such Licenses. All Licenses are now, and at Closing will be, in full force and effect.

     Section 4.19 Insurance Coverage. Schedule 4.19 is a true and accurate list and brief description of all property, fire, casualty, liability, life, worker's compensation, and other forms of insurance of any kind owned or held by Seller regarding the Assets or the Restaurants. All such policies (a) are in full force and effect, (b) are valid and outstanding policies, (c) insure

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





against risks of the kind customarily insured against and in the amounts customarily carried by entities similarly situated, and (d) provide that they will remain in full force and effect through the respective dates set forth in
Schedule 4.19.

     Section 4.20 Environmental Matters.

     (a) Hazardous Materials (as defined below) have not been at any time during Seller's ownership of the Owned Real Property or Seller's possession of the Leased Real Property, and to Seller's best knowledge and belief have not been during any other time, generated, stored, discharged, disposed of, spilled, dumped, poured, emptied, or released and are not currently present at, on, in, beside, above, or under the real estate underlying or used in connection with the Restaurant Locations (the "Real Estate"). Underground storage tanks are not and have not been at any time during Seller's ownership of the Owned Real Property or Seller's possession of the Leased Real Property, and to Seller's best knowledge and belief have not been during any other time, located on the Real Estate. Seller has at all times operated the Real Estate in compliance with all Environmental Laws (as defined below).

     (b) Seller unconditionally agrees to indemnify and hold harmless Buyer, for any and all losses, claims, damages, penalties, liabilities, costs and expenses (including attorney's fees, administrative expenses, prejudgment interest and court costs), fines, injuries, penalties, response costs (including the cost of any required or necessary investigation, testing, monitoring, repair, clean up, detoxification, decontamination, preparation of any closure or other required plans, removal, response or remedial action at or relating to the Real Estate) (collectively, "Claims and Costs"), with respect to, as a direct or indirect result of, or arising out of any contamination, requirement, lawsuit, notice of violation, notice letter, warning letter, administrative order, compliance order, enforcement action, settlement, agreement, consent order, decree or judgment, injunction, restraining order or prohibition (collectively "Action") relating to the generation, presence, storage, management, disposal, release, discharge, escape, emission, spilling, seepage, leakage, dumping, pumping, pouring, emptying or clean up of Hazardous Materials (as herein defined) at, on, in, beside, above, from or under all or a portion of the Real Estate which occurs from activities undertaken during Seller's ownership or possession of the Real Estate prior to Closing.

     (c) For the purpose of this Agreement, the term "Hazardous Materials" shall include, but not be limited to:

any substance defined as "hazardous substances," "hazardous air pollutant," "pollutants," "contaminants," "hazardous materials," "hazardous wastes," "toxic chemicals," "petroleum or petroleum products," "toxics," "hazardous chemicals," "extremely hazardous substances," "pesticides" or related materials, including but not limited to radon and asbestos, as now, in the past,

                                       15










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





or hereafter defined in any applicable federal, state or local law, regulation, ordinance, policy or directive, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss. 9601 et. seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss. 1101 et. seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et. seq.; the Hazardous Materials Transportation Act of 1974, 49 U.S.C. ss. 1801 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et. seq.; the Clean Air Act, 42 U.S.C. ss. 4701 et. seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136 et. seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 3001 et. seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et. seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et. seq.; and any laws regulating the use of biological agents or substances including medical or infectious wastes and the corresponding State laws, regulations and local ordinances, etc. which may be applicable, ("Environmental Laws") as any such acts may be amended.

     (d) Seller agrees and consents to the performance of environmental testing on the Real Estate at Buyer's expense; provided, however, that neither the performance of nor failure to perform such tests by Buyer will negate or affect Seller's representations or warranties or agreement to indemnify contained herein.

     Section 4.21 Restaurant Operations. The activities carried on in all buildings, structures or improvements included as part of, or located on or at the Restaurants, and the buildings, structures and improvements themselves, are not in material violation of, or in conflict with, any applicable zoning or health regulation or ordinance or any other similar law. There is no pending, or to the best of Seller's knowledge, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to impose special assessments on, or otherwise to take or restrict in any way the right to use, alter or occupy all or any part of any of the Restaurants.

     Section 4.22 Development Efforts. Schedule 4.22 contains a complete and accurate list and description of each restaurant site ("Development Site" or, collectively, "Development Sites") currently under development or consideration for development by Seller in the ADIs (whether or not presented to Buyer for approval), including the following information regarding each such Development
Site: (i) a legal description, if available, and address of the Development Site, (ii) whether the Development Site is leased or owned by Seller or under contract to be owned by Seller or, if none of those, whether it is intended to be leased or owned, and the purchase price or rental terms, as appropriate,
(iii) whether the Development Site has been submitted to Buyer for approval pursuant to the normal site approval process (but the lack of such submittal shall not serve as a reason for a Development Site being excluded from this Schedule), (iv) the status of

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





the development of the Development Site, and (v) the projected opening date of the Development Site. Said Schedule shall also identify all contracts, letters of intent or interest, all transactions with Affiliates, pending negotiations, amounts invested, budgeted expenditures and other such pertinent material regarding each of such Development Sites.

     Section 4.23 Affiliated Transactions. Except as set forth on Schedule 4.23, since January 1, 1995, Seller has not been a party to, and there does not now exist, any transaction affecting the Restaurants or the Assets (including without limitation the purchase, sale or exchange of property or the rendering of any service) with any Affiliate of Seller or any entity in which any of them owns a beneficial interest. For purposes of this Agreement, "Affiliate" means any person or entity that owns or controls more than a 10% interest in Seller (a "Controlling Affiliate") or in which Seller or a Controlling Affiliate owns or controls more than a 5% interest.

     Section 4.24 Subsidiaries. No subsidiary of Seller nor any entity in which Seller has a direct or indirect interest has any direct or indirect interest in any of the Assets.

     Section 4.25 Seller Appraisals. Schedule 4.25 is a complete and accurate list of all Seller Appraisals as defined in Section 2.6.

     Section 4.26 Employee Transfers. Since December 12, 1997, Seller has not transferred or reassigned any ADI Personnel (as defined in Section 5.5, below) to responsibilities outside of the ADIs.

     Section 4.27 ADI Financial Statements. Attached hereto as Schedule 4.27, identified by individual Restaurant and consolidated by ADI, are unaudited financial statements, including statements of operations, a schedule of capital expenditures and a schedule of the clearing account by quarters (to be delivered no later than January 5, 1998) as of the end of the 1996 fiscal year and each of the three fiscal quarters through September 28, 1997 and each fiscal month of October and November, 1997, prepared in accordance with generally accepted accounting principles, except for the absence of explanatory notes and except as otherwise expressly described therein (the "Unaudited Financial Statements"). Such financial statements have been prepared in accordance with Seller's historical practices and fairly present the operations and financial condition of the ADIs for the periods presented and as of their respective dates, and the books and records of Sellers from which such financial statements were prepared are true, correct and complete in all material respects, and such financial statements do not and will not reflect any adjustment for income or costs related to the matters raised in the April 16, 1997 memorandum of Mary Puissegur to Phil Ammons and Tim Ligon.


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





                                    ARTICLE V
                               COVENANTS OF SELLER

     Seller covenants and agrees as follows:

     Section 5.1 Employee Benefit Plans.

     (a) Buyer is not obligated to assume any liability, obligation or other responsibility under any Benefit Plan. The active participation in each Benefit Plan of all ADI Personnel, as defined below, shall cease as of the Closing Date for all periods of time on or after the Closing Date. Seller shall remain responsible and liable for all payments required under the terms of any "employee welfare benefit plan" as defined in Section 3(1) of ERISA for claims incurred and expenses and payments accrued on and prior to the Closing Date.

     (b) Seller and its Related Parties agree to indemnify and hold harmless Buyer from and against all losses, expenses and liabilities, arising under
Section 4980B of the Code arising from Seller's failure to comply with the continuation requirements of Section 4980B of the Code and sections 601 through 608 of ERISA with respect to ADI Personnel for events occurring on or prior to the date of Closing.

     (c) Seller shall pay at Closing approximately $2,500 to each of Randolph Hill and Doug Staib, and $30,000 to John Kretzinger as compensation for cancellation of unvested options.

     Section 5.2 Performance of Real Property Leases and Assumed Contracts. Seller shall, through the Closing Date, continue to faithfully and diligently perform each and every continuing obligation of Seller, if any, under each of the Real Property Leases, Minor Contracts and Material Contracts, where the failure to do so would have a material adverse affect on the operations of a Restaurant.

     Section 5.3 Transfer of Licenses and Permits. Seller and its affiliates shall use their reasonable efforts and cooperate in assisting Buyer with the assumption, transfer or reissuance of any and all required state, county or city licenses or permits required for the operation of the Restaurant Locations, including those shown on Schedule 4.18.

     Section 5.4 Liabilities of Seller. All liabilities of Seller related to the Assets or Restaurants prior to the Effective Time will be promptly paid by Seller as they come due; and all liabilities secured by the Assets not expressly assumed by Buyer hereunder have been satisfied prior to, or will be satisfied in conjunction with, the Closing.




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





     Section 5.5 Agreements Respecting Employees of Seller.

     (a) Prior to the Effective Time, the prior written approval of Buyer, Seller shall not transfer or reassign or otherwise employ or offer to employ, any employee solely involved in the operation or supervision of the Restaurants ("ADI Personnel"). At the Effective Time, Seller shall terminate all ADI Personnel. Through the earlier of (i) the end of the Seller Put Period (as defined in Section 11.11, below), or (ii) December 31, 1999, Seller will not solicit for employment any ADI Personnel without the prior written approval of Buyer.

     (b) Seller shall be solely responsible for any severance amounts due or granted by Seller to any ADI Personnel.

     (c) Seller and Buyer agree to cooperate in the transition of coverage of ADI Personnel from Seller's health, medical, life insurance and other welfare plans to plans maintained by Buyer.

     (d) Seller agrees that the employee bonus plan recently implemented by Seller as described on Schedule 5.5(d) will remain in place for all employees of Restaurants so long as Seller continues to operate the Restaurants, and Seller shall fully implement and fund such bonus plan in accordance with its terms including paying any bonuses at Closing.

     Section 5.6 Conduct of Business. From the execution of this Agreement until Closing, Seller shall operate the Restaurants as they are currently being operated and only in the ordinary course and in compliance with all terms and conditions of the Franchise Agreements, using reasonable commercial efforts in keeping with Seller's historical practices to preserve and maintain the services of its employees, its relationships with suppliers and customers, and will use reasonable commercial efforts to preserve its current level of sales volume and historical operating margins, and shall continue to insure the Assets under existing policies of insurance at current levels. Seller shall pay all bills and debts incurred by it and related to the operation of the Restaurants promptly as they become due. Seller shall consult in advance with Buyer on all extraordinary decisions relating to the Assets or the Restaurants.

     (a) In particular, and without limiting the foregoing, with respect to the ADIs, Seller shall:

     (i) continue to conduct the advertising activities and efforts as set forth on Schedule 5.6(a)(i) (to be agreed upon prior to January 5, 1998);

     (ii) maintain the Assets  consistent  with past practices and in accordance
with  the  maintenance   capital   expenditure  budget  set  forth  on  Schedule
5.6(b)(ii);

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






     (iii) continue to conduct on a timely basis all normal periodic Asset maintenance and implement Project Exceed for all restaurants and continue the operation of Project Exceed;

     (iv) continue to conduct on a timely basis all Restaurant remodeling and refurbishments as set forth on Schedule 5.6(b)(iv), which Schedule shows the remodel and refurbishment activities for Seller with respect to the ADIs as budgeted or scheduled by Seller as of December 1, 1997, for the six (6) month period following the execution hereof;

     (v) continue to purchase and maintain inventories for each Restaurant in such quantities and quality as necessary to operate the Restaurants in accordance with Seller's historical practice; and

     (vi) continue to operate the Restaurants in accordance with all material applicable local, state and federal laws and regulations.

     (b) Further, with respect to the ADIs, Seller shall not, without the express prior written approval of Buyer:

     (i) change in any material manner the ownership of the Assets;

     (ii) increase the rate of compensation to employees in the ADI beyond the usual and customary annual merit increases or bonuses under established compensation plans, except for payments under the plan described on Schedule 5.5(d), which have been approved;

     (iii) mortgage, pledge or subject to lien any of the Assets;

     (iv) sell or otherwise dispose of any Asset except in the ordinary course of business;

     (v) enter into or commit to enter into any contract, agreement or commitment that would be required to be set forth on Schedule 4.4(h) hereto;

     (vi) Other than in the ordinary course of business, cancel or terminate or consent to or accept any cancellation or termination of any Material Contract or any Real Property Lease, amend or otherwise modify any of its material terms or provisions or give any consent, waiver or approval with respect to the agreement, waive any breach

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                                       35
of any of its material terms or provisions or take any other action in connection with any Material Contract or any Real Property Lease that would materially impair the interests or rights of Seller to be transferred to Buyer hereunder.

     Section 5.7 Broker's Fees. Seller shall indemnify and hold Buyer harmless in respect to any claim for brokerage or finder's fees or commissions with respect to the transactions contemplated herein by anyone claiming to have acted on behalf of Seller.

     Section 5.8 Access to Information. Seller shall afford Buyer, its counsel, financial advisors, auditors, lenders, lenders' counsel and other authorized representatives reasonable access for any purpose consistent with this Agreement from the date hereof until the Closing, during normal business hours, to the offices, properties, books, and records of Seller with respect to the Assets and the Restaurants and shall furnish to Buyer such additional financial and operating data and other information as Seller may possess and as Buyer may reasonably request, subject to Buyer's obligations regarding the confidentiality of such information as set forth in Section 7.2 hereof; provided, however, that such access shall be arranged in advance by Buyer with Seller and will be scheduled in a manner and with a frequency calculated to cause the minimum disruption of the business of Seller.

     Section 5.9 DR Holdings Properties. Seller shall be responsible for all costs incurred in connection with obtaining any consents or waivers necessary for the transfer of any Leased Real Property for which DR Holdings is the landlord, either with respect to the lease or related Lease Participation Agreement or Loan Agreement. Seller agrees to obtain prior to Closing any waivers or modifications from the other parties to those agreements as Buyer may reasonably request, including but not limited to a waiver of any cross-default provisions or other provisions which could cause a default under the lease with DR Holdings by the actions of Seller or any other third party not under the control of Buyer.

     Section 5.10 No Sale Negotiations. Seller and its representatives and agents shall not solicit, entertain or undertake any negotiations, discussions or contact with any party other than Buyer and their representatives, with respect to the sale, transfer or other disposition of any of the Assets (other than in the ordinary course of Restaurant operations), the Restaurants, or any interest, legal, equitable or beneficial, in any of the above.

     Section 5.11 RESERVED.

     Section 5.12 Financial Statements. Seller shall obtain and deliver to Buyer three days prior to Closing or within 60 days after the end of the 1997 fiscal year, whichever is earlier, audited financial statements for the ADIs on a consolidated basis, for the 1997 fiscal year, with an unqualified opinion thereon from a Big 6 accounting firm acceptable to Buyer. Such financial statements shall be prepared in accordance with generally accepted accounting principles and with

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





Regulation S-X promulgated by the Securities and Exchange Commission. All accounting services and reports related to the audited financial statements shall be at the expense of Buyer.

     Section 5.13 Change of Name. Seller shall change its corporate name and shall cause to be changed the name of any affiliated entities, prior to December 31, 1998, to delete the use of the name "Apple," "Applebee's" and other similar or derivative names.

     Section 5.14 Insurance. Seller shall continuously keep in force through the Closing Date the insurance policies listed on Schedule 4.19 at Seller's sole cost.

     Section  5.15   Renegotiation  of  Assumed  Leases.   Seller  will  provide
reasonable assistance as requested by Buyer in Buyer's efforts to renegotiate the Real Property Leases.

     Section 5.16 Confidentiality. Seller shall maintain all Confidential Information (as defined below) gained from Buyer in strict confidence, and shall take all precautions necessary to prevent disclosure, access to, or transmission of the Confidential Information, or any part thereof, to any third party, except as required by order of any court having competent jurisdiction or as may be otherwise required by law or as may be necessary to consult with their professional advisors in their capacity as such (provided that they shall use their best efforts to ensure that their professional advisors shall keep the Confidential Information confidential), regardless of the availability of any such information from any other source. In the event the Closing does not occur for any reason, Seller shall, immediately upon Buyer's request, return all copies and recordings of the Confidential Information in its possession or under its control and delete all records thereof in any data storage system maintained by or for Seller. The term "Confidential Information" means the terms and conditions of this Agreement or any related agreement and the negotiations, discussions and understandings related hereto or thereto, including without limitation the Purchase Price and any valuation methodology used in connection with the transactions contemplated hereunder or thereunder.

     Section 5.17 Management of Development Efforts. If any of the Development Efforts are complete and new Restaurants are opened prior to the Closing Date, Seller shall operate such Restaurants in the ordinary course of business. Seller will keep Buyer fully informed with respect to the Development Efforts, including but not limited to prompt notification of any significant cost overruns or construction delays. Seller will obtain Buyer's prior written consent before entering into any agreement with respect to any Development Effort or agreeing to any modification of any significant existing agreement. Seller shall use commercially reasonable efforts to complete on a timely basis the Development Efforts. Seller shall pay all costs incurred in the Development Efforts related to Chester, Virginia.

     Section 5.18 RESERVED.


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





     Section 5.19 Survey and Title Report.

     (a) Seller, at Seller's and Buyer's equally shared cost and expense, within 45 days after the date of this Agreement, will deliver to Buyer a current ALTA on-the- ground/as built survey (collectively, the "Surveys" and each, a "Survey") of each free-standing Restaurant, prepared by licensed surveyors who are acceptable to Buyer and Buyer's selected title company (the "Title Company"), for the modification to the extent permitted by insurance regulations, of the survey exception to the title policies to be delivered pursuant to the terms of this Agreement.

     (b) If any Survey discloses that a portion of a Restaurant lies within a 100 year flood plain or any area having special flood hazards as designated by a government agency, Seller shall provide information to Buyer of all flood insurance in place with respect to such Restaurant.

     (c) Seller, at Seller's and Buyer's equally shared cost and expense, within thirty (30) days after the date of this Agreement, will deliver to Buyer a preliminary title report or title policy commitment issued by the Title Company for each parcel of Owned Real Property and Leased Real Property (collectively, the "Title Reports" and each, a "Title Report"), describing such parcel, listing Buyer and Buyer's designated lender as the prospective named insured and showing as the proposed policy amount an amount to be determined by Buyer. Seller shall also furnish to Buyer and Buyer's attorney a legible and true copy of all documents and other instruments referenced in the Title Report.

     (d) Buyer and Buyer's attorney shall have thirty (30) days after the date of receipt of the Surveys, the Title Reports and copies of all documents to review the same and to notify Seller in writing of any objections to condition of the title or matters shown on the Survey or in the Title Report which, in Buyer's reasonable judgment, could substantially adversely affect the operation of the Restaurant or the transfer of title to Buyer. Seller shall have thirty
(30) days following receipt of Buyer's notice to rectify Buyer's objections at Seller's sole cost. The parties agree that if necessary, the time of Closing shall be extended accordingly.

     (e) If Seller cannot rectify Buyer's objections within thirty (30) days, Buyer, at Buyer's option, may: (a) with respect to any Restaurant for which the objections have not been cured or the Surveys or Title Reports have not been delivered, require Seller to De-identify (as defined in Section 11.8) such Restaurant, in which case the Purchase Price shall be reduced by an amount equal to 6.7 times the LTM Cash Flow (as defined in Schedule 11.11) for such Restaurant; or (b) if there are 5 or more Restaurants referenced in (a) above, terminate this Agreement.

     Section 5.20 RESERVED.


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





     Section 5.21 Reporting Requirements. Through the Closing Date, Seller shall furnish to Buyer:

     (a) Adverse events. Promptly after the occurrence, or failure to occur, of any such event, information respect to any event (i) which materially adversely affected, or could materially adversely affect, the Assets or the operations of the Restaurants in the ADIs or the ability of Seller to perform any of its material obligations hereunder, (ii) which, if known as of the date of this Agreement, would have been required to be disclosed to Buyer or (iii) which causes any representation or warranty contained herein to be untrue or inaccurate in any material respect;

     (b) Monthly financial statements. As soon as available and in any event within 15 business days after the end of each fiscal month, the statement of operations of each Restaurant (singly and combined by ADI) for such month, together with monthly information on the "clearing account" and a capital expenditures statement, all in the Seller's regularly prepared format.

     (c) Notice of litigation. Promptly after the commencement of each such matter, notice of all actions, charges, orders or other directives affecting any Restaurant that, if adversely determined, could materially adversely affect the Assets, the operations, business, prospects or condition (financial or otherwise) of the Restaurant or the ability of Seller to perform its obligations hereunder;

     (d) General information. Such other information respecting the Assets or the operations, business prospects or condition (financial or otherwise) of the ADIs as the Buyer may from time to time reasonably request.

     Section 5.22 Cooperation. Seller will use its best efforts to facilitate and cause the consummation of the transactions contemplated hereby; and obtain from all persons, and take all other actions with respect to, all consent or approvals required on the part of such party with respect to the consummation of those transactions (except for the consent of other parties to Minor Contracts, which consents shall not be required to be obtained hereunder even if required by the terms of such Minor Agreements).

     Section 5.23 Subsequent Contracts. From the date of this Agreement to the Closing Date, Seller shall use its best efforts (a) to include in any agreements entered into by Seller relating in any way to the ADI or the Restaurants
("Subsequent Contracts") a provision permitting the assignment of any such Subsequent Contract to Buyer and providing that upon such assignment, Buyer shall succeed to all of Seller's rights, title and interests thereunder subject to the Buyer's assumption of all of Seller's duties, powers and obligations under such Subsequent Contract, and (b) to ensure that no Subsequent Contract contains any provision which would limit in any way the rights, title and interests of Seller in the Assets.


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                                       39

     Section 5.24 Proration and Purchase Price Adjustment Data. At least 10 days prior to the Closing Date, Seller shall deliver to Buyer all information and documents necessary for the preparation of the itemized statement required under
Section 2.2, above, regarding the prorations and Purchase Price adjustments set forth in Sections 8.1 below.

     Section 5.25 Seller Franchising. Until August 31, 1998, Seller will not franchise, license, lease or otherwise make available any restaurant concept to any person or entity that is a franchisee of Buyer, or a Principal Shareholder of any franchisee of Buyer as defined in Buyer's standard form franchise and development agreement; provided, however that this Section 5.25 shall not apply to any entity that is a franchisee of an entity which is acquired by Seller that is also currently a franchisee of Buyer.

     Section 5.26 RESERVED.

     Section 5.27 Transition Services.

     (a) For a period of six months after the Closing, if and to the extent requested in writing by Buyer, Seller agrees to provide to Buyer restaurant accounting, POS system support and other services related to the Restaurants and the ADIs as mutually agreed upon between Seller and Buyer (the "Services"). Buyer shall give Seller 30 days advance written notice of the Services requested. The Services shall be provided promptly as requested and shall be provided in the same manner and with the same or similar personnel as Seller previously utilized.

     (b) Buyer will pay for the Services on a monthly basis, after receipt of an invoice from Seller, at Seller's direct personnel cost incurred in connection with providing the requested Service, plus an amount of reasonable overhead not to exceed 85% of the base salaries of the personnel providing the Services. Seller's invoice shall detail the personnel used, the amount of time spent and its calculation of the cost thereof. Direct personnel cost shall include only base salary and benefits normally paid to Seller employees in such capacities.

     (c) Seller is not required to maintain the employment of any specific personnel in connection with providing the Services; provided, however, that if requested by Buyer, Seller shall offer to specifically designated personnel a bonus incentive to remain for the six month period. The amount of such bonus shall be at the discretion of Buyer. Such bonus, if accepted by the employee, shall be paid by Buyer at the end of the six month period, or for such shorter period as Buyer may determine.



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





                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

     Section 6.1 Corporate Existence. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.

     Section 6.2 Corporate Power and Authority. Buyer has all requisite corporate power and authority to own its properties and assets, and to carry on the business in which it is now engaged. Buyer has the corporate power and authority to perform the respective covenants of Buyer set forth in this Agreement.

     Section 6.3 Execution and Delivery Permitted. The execution, delivery and performance of this Agreement will not violate or result in a breach of any term of Buyer's Certificate of Incorporation or Bylaws or result in a breach of or constitute a default under any term in any agreement or other instrument to which Buyer is a party, such default having not been previously waived by the other party to such agreements, or violate any law or any order, rule or regulation applicable to Buyer, of any court or of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Buyer or its properties, or result in the creation or imposition of any mortgage, lien, charge, or encumbrance of any nature whatsoever upon any of the Assets purchased by Buyer hereunder. Buyer's Board of Directors, or authorized committees thereof, has taken all action required by law, and by Buyer's Certificate of Incorporation, Bylaws, and otherwise to authorize the purchase of the Assets in accordance with this Agreement.

     Section 6.4 Binding Effect. This Agreement and each other agreement required to be executed and delivered by Buyer in connection herewith, when executed and delivered, will be the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 6.4, the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith, and the consummation by Buyer of the transactions contemplated hereby and thereby do not require any filing with, notice to or consent, waiver or approval of any third party, including but not limited to, any governmental body or entity other than any filing required under the Hart-Scott- Rodino Antitrust Improvement Act of 1977, as amended (the "HSR Act"), and the expiration of any applicable waiting period thereunder.



                                       26










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





                                   ARTICLE VII
                               COVENANTS OF BUYER

     Section 7.1 Buyer Performance. Buyer hereby covenants and agrees to accept conveyance of the Assets and assignment of the Real Property Leases, and to assume and perform the obligations of Seller under the Minor Contracts and the Material Contracts after the Closing Date and otherwise perform and fulfill all other obligations with respect to the Assets pertaining to the period after the Closing Date.

     Section 7.2 Confidentiality. Buyer shall each maintain all information gained from Seller in connection with its evaluation of the transactions contemplated by this Agreement (the "Confidential Information") in strict confidence, and shall take all precautions necessary to prevent disclosure, access to, or transmission of the Confidential Information, or any part thereof, to any third party, except for the exclusive purpose of evaluating the Assets and the business of Seller. In the event the Closing does not occur for any reason, Buyer shall, immediately upon Seller's request, return all copies and recordings of the Confidential Information in its possession or under its control and delete all records thereof in any data storage system maintained by or for Buyer.

     Section 7.3 Seller Employees.

     (a) Buyer shall offer employment to all ADI Personnel upon terms and conditions substantially equivalent to those provided by Seller of which Buyer has been informed in writing.

     (b) Buyer shall maintain employee records transferred to Buyer hereunder for a period of not less than four years and during that period will afford Seller reasonable access to such records during Buyer's normal business hours. Buyer shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Buyer's treatment of its employee records.

     (c) Buyer agrees with respect to Restaurant Employees hired by Buyer within six (6) months of the Closing Date: (1) to give such Employees credit under Buyer's benefits plans, programs, and arrangements, including credit for accrued vacation which has been paid by Seller under Section 8.2(a) hereto, for such Employees' period of service with Seller or any Related Party, provided that such credit shall only be taken into account under any tax-qualified plan maintained by Buyer for purposes of determining such employees' eligibility for participation and eligibility to satisfy any hours of service requirement in order to receive an allocation of an employer contribution; (2) to provide coverage to such Employees who are eligible under Buyer's health, medical, life insurance and other welfare plans (A) without the need to undergo a physical examination or otherwise provide evidence of insurability; (B) any pre-existing condition or similar limitations or exclusions will be applied by taking into account the period of coverage under Seller's plan; (C) by applying and giving credit for amounts paid for the plan year in which the Closing Date occurs as

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





deductibles, out of pocket expenses and similar amounts paid by individuals and their beneficiaries.

     Section 7.4 Development Efforts. At Closing, Buyer shall reimburse Seller for its reasonable and demonstrable out-of-pocket costs capitalized in accordance with generally accepted accounting principles and Seller's historical practices, directly related to any Development Effort listed on Schedule 4.22 that Buyer determines to purchase in its discretion (excluding any amounts related to Chester, Virginia) not including any amounts paid or accrued to Affiliates of Seller, plus a reasonable overhead allocation not to exceed $70,000.00 per Restaurant site (which will be reduced proportionately depending on the completeness of the development of a particular site).

     Section 7.5 Remediation List. Buyer shall deliver to Seller a list setting forth all remedial actions that would require repair and replacement within 60 days of the date thereof with respect to any of the Assets under reasonable operating standards of a prudent operator, and the estimated cost of each such action (the "Remediation List"); provided, however, that each remedial action with respect to any Restaurant must be in excess of $10,000 per item. The aggregate amount set forth on the Remediation List shall be a Purchase Price adjustment pursuant to Section 8.1 of this Agreement, unless repaired by Seller to Buyer's satisfaction prior to Closing. Buyer shall use its best efforts to deliver the Remediation List by January 31, 1998.

     Section 7.6 Cooperation. Buyer shall use its best efforts to cause the conditions set forth in Section 8.3 to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby. Specifically, Buyer has obtained a "highly confident" letter from Merrill Lynch, Pierce, Fenner, Smith Incorporated that the transactions contemplated hereby can be financed by Buyer, which is attached as Schedule 7.6 hereto.

     Section 7.7 Broker's Fees. Buyer shall indemnify and hold Seller harmless in respect to any claim for brokerage or finder's fees or commissions with respect to the transactions contemplated herein by anyone claiming to have acted on behalf of Buyer.

                                  ARTICLE VIII
                    PRORATIONS AND PURCHASE PRICE ADJUSTMENT;
                              CONDITIONS TO CLOSING

     Section 8.1 Prorations and Purchase Price Adjustments. The items listed below shall be prorated between Buyer and Seller as of the Closing Date, or paid by one party, as set forth, and shall constitute an adjustment to the Purchase Price.

     (a) All ad valorem, real and personal property taxes, general and special public and private assessments, and any other property taxes on the Assets for the tax year in which the Closing occurs; however, if the amount of such tax for tax year is not determinable, it shall be prorated on the basis of the tax for the immediately preceding tax year;

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





     (b) All rentals or other amounts paid with respect to the Real Property Leases which apply to periods past the Closing Date, including prepaid rentals, percentage rents, and common area maintenance charges;

     (c) All prepaid insurance premiums on insurance policies covering the Assets and regarding welfare benefit programs, but only if Buyer elects to have said coverage remain in effect;

     (d) Any amounts paid with respect to the Minor Contracts and Material Con tracts for services extending beyond the Closing Date;

     (e) Any prepaid expenses including deposits, associated with the operation of a Restaurant which were paid by Seller in the ordinary course of business, including telephone expenses, billboard advertising expenses, cooperative fees, advertising expenses, and utility charges, but only to the extent of appropriate documentation of the transfer of the benefit of such item to Buyer; and

     (f) All amounts on the Remediation List, as defined in Section 7.8, shall be paid by Seller as a reduction to the Purchase Price, unless repaired to Buyer's reasonable satisfaction prior to the Closing.

Seller shall bear the cost and expense of all prorated items applicable to periods ending on or before the Closing Date, and shall receive the benefits thereof, and Buyer shall bear the cost and expense of payment of all prorated items applicable to periods from and after the Closing Date, and receive the benefits thereof.

     Section 8.2 Post-Closing Adjustments.

     Within 60 days after the Closing Date, Seller and Buyer shall mutually agree on the following items and the aggregate amount owed shall be paid by the owing party within 10 days thereafter:

     (a) Seller shall pay the value of all vacation and other paid time off benefits, accrued in accordance with Seller's standard policy, and unused as of the Closing, of all employees of Seller who are hired by Buyer;

     (b) Seller shall pay the amount equal to the value of all outstanding gift certificates, coupons, discounts, complimentary meal allowances and the like, issued by Seller through the Closing Date and used at any Restaurant;

     (c) Buyer or Seller, as the case may be, shall pay to the other the amount by which Seller's account balance in the National Marketing Fund of Buyer related to Applebee's Neighborhood Grill and Bar restaurants is more than or less than expenditures made from such Fund through the Closing Date allocated to

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





the ADIs in accordance with Buyer's historical practice; and

     (d) Seller shall pay the replacement cost of any Assets that have been substantially damaged as a result of fire, explosion, earthquake, disaster, accident, any action by the United States or any other governmental authority, earthquake, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces, act of God, or public enemies;

     Section 8.3 Buyer's Conditions to Closing. The obligations of Buyer hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Buyer, be waived:

     (a) All representations and warranties of Seller in this Agreement shall be true in all material respects on and as of the Closing as if made as of the Closing, and Seller shall have delivered to Buyer a certificate to such effect dated as of the Closing Date; provided however, that Seller may, not later than five days prior to the Closing, deliver to Buyer updated Schedules which may only reflect matters that arise after the date hereof (and that Seller could not reasonably have known or anticipated as of the date hereof) and, provided that such Schedules are reasonably acceptable to Buyer, such Schedules shall supersede and replace the Schedules delivered by Seller at the signing of this Agreement;

     (b) There shall be no material adverse change in the Assets or the operations of the Seller at the Restaurants or the business, prospects and financial condition of the ADIs from the date hereof to the Closing Date; provided that (i) any such adverse change must affect more than five percent of the Restaurants, (ii) any adverse change in the business and financial condition of the ADIs resulting from national and regional economic conditions, events, or other factors affecting the casual dining restaurant industry in general or the Applebee's system in particular shall not be deemed to be a material adverse change hereunder, and (iii) any such material adverse change resulting from the actions or omissions of Buyer as franchisor or otherwise shall not be a condition to Buyer's obligations hereunder;

     (c) Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date;

     (d) Seller shall be willing and able to deliver all of the items required to be delivered by it pursuant to Section 3.2 of this Agreement;

     (e) The form and substance of the documents delivered by Seller pursuant to this Agreement shall be reasonably acceptable to Buyer and Buyer's counsel;


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





     (f) Seller shall have terminated the employment of all employees as described in Section 5.5;

     (g) Buyer shall have obtained, either from Seller or directly from the issuing authority, all permits, licenses, including liquor licenses, and approvals of all governmental and quasi-governmental authorities necessary for the operation of the Restaurants as intended by Buyer; provided, however, that if Buyer is unable to obtain from local municipal or county authorities a permit necessary for such operation of the Restaurants, and Buyer reasonably believes that it will be able to obtain such a permit within two months of the Closing Date, Closing of the transactions contemplated hereunder will not be delayed if Seller delivers to Buyer a duly executed and mutually acceptable liquor license management agreement or agreements;

     (h) There shall be no claims, actions or suits pending or threatened regarding the Assets or the Restaurants or that otherwise would restrict or prohibit Seller from consummating the transactions contemplated herein;

     (i) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Buyer;

     (j) Seller shall have obtained and delivered to Buyer all necessary consents to transfer the Assets and assign the Material Contracts to Buyer;

     (k) Seller shall have delivered to Buyer audited financial statements described in Section 5.12, in form and content sufficient to satisfy the requirements of the Securities and Exchange Commission applicable to Buyer and which are not substantially different from the Unaudited Financial Statements, except for normal year end audit adjustments in amount and nature consistent with Seller's historical practice and for divisional overhead allocations; and

     (l) Buyer shall have obtained the financing necessary for Buyer to complete this transaction upon terms and conditions reasonably acceptable to Buyer.

     Section 8.4 Seller's Conditions to Closing. The obligations of Seller hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Seller, be waived:

     (a) All representations and warranties of Buyer in this Agreement shall be true on and as of the Closing, and Buyer shall have delivered to Seller a certificate to such effect dated as of the Closing Date;


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





     (b) Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date;

     (c) Buyer shall be willing and able to deliver all of the documents required to be delivered by it under Section 3.3 of this Agreement;

     (d) The form and substance of the documents delivered by Buyer pursuant to this Agreement shall be reasonably acceptable to Seller and Seller's counsel;

     (e) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Buyer; and

     (f) There shall be no claims, actions or suits pending or threatened that would prohibit Seller from consummating the transactions contemplated herein.


                                   ARTICLE IX
                          INDEMNIFICATION AGAINST LOSS

     Section 9.1 Indemnification by Seller. Seller agrees to defend, indemnify, and hold harmless Buyer and its officers, directors, agents, employees, and affiliates (collectively "Buyer Indemnified Parties"), against and in respect of any and all loss, liability, lien, damage, cost and expense (each, a "Claim") incurred or resulting from:

     (a) Any misrepresentation or breach of warranty made by Seller in this Agreement or in any certificate or Schedule delivered hereunder;

     (b) Any nonfulfillment of any covenant or agreement by Seller under this Agreement or any liability related to noncompliance with any bulk sales laws;

     (c) Any tax liability of Seller (including, without limitation, liabilities for taxes, interest, penalties, governmental charges, duties, fees, and fines imposed by the United States, foreign countries, states, counties, municipalities, and subdivisions, and by all other governmental entities or taxing authorities), except to the extent that such tax is expressly allocated to Buyer hereunder;

     (d) Any liability of Seller (not expressly assumed hereunder) to a third party related to operation of the Restaurants through the Effective Time; and

     (e) Any liability of Seller not expressly assumed by Buyer hereunder, including but not limited to obligations arising with regard to Seller's responsibilities under the Real Property Leases, Minor Contracts and Material Contracts through the Effective Time.

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






     Section 9.2 Indemnification by Buyer. Buyer agrees to defend, indemnify, and hold harmless Seller and its officers, directors, agents, employees and affiliates against and in respect of any and all loss, liability, lien, damage, costs and expense (each a "Claim") incurred or resulting from:

     (a) Any misrepresentation or breach of warranty made by Buyer in this Agreement or in any certificate or Schedule delivered hereunder;

     (b) Any nonfulfillment of any covenant or agreement by Buyer under this Agreement;

     (c) Any tax liability of Buyer (including, without limitation, liabilities for taxes, interest, penalties, governmental charges, duties, fees, and fines imposed by the United States, foreign countries, states, counties, municipalities, and subdivisions, and by all other governmental entities or taxing authorities), except to the extent that such tax is expressly allocated to Seller hereunder;

     (d) Any liability of Buyer (not expressly assumed hereunder) to a third party related to operation of the Restaurants after the Effective Time; and

     (e) Any liability of Buyer not expressly assumed by Seller hereunder, including but not limited to obligations arising with regard to Seller's responsibilities under the Real Property Leases, Minor Contracts and Material Contracts after the Effective Time.

         Section 9.3       Limitation on Indemnification.

     (a) No Buyer Indemnified Party shall be entitled to make any Claim against Seller pursuant to Section 9.1(a) unless and until all such Claims aggregate $1,000,000 (the "Threshold Amount"); provided, however, that once such Claims exceed the Threshold Amount, the Buyer Indemnified Parties may make all Claims against the Seller from the first dollar of the first Allowed Claim. There shall be no limitation imposed on the ability of Buyer Indemnified Parties to make claims under any Section hereof other than Section 9.1(a).

     (b) Notwithstanding subparagraph (a), above, there shall be no limits or thresholds imposed on Claims made with respect to breaches of Sections 4.2, 4.3, 4.5, 4.6(b), 4.9, 4.13 and 4.27.

     Section 9.4 Time to Assert Claims. Any Claims made pursuant to Section 9.1, or otherwise hereunder, must be asserted by providing written notice to party against which the Claim is made within the time period set forth on Schedule
9.4. Any  matters  as  to  which  a  Claim  has  been  assetted on or before the

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





applicable   deadline   shall   continue  to  be covered by Section  9.1,  until
finally terminated or resolved.

     Section 9.5 Resolution of Claims. In the event any party seeks indemnification from the other for any Claim, the parties agree to meet with each other, in the absence of attorneys and other non-employee advisors, to discuss the basis for the Claim and to attempt in good faith to reach a negotiated settlement of the Claim. During this process, either party may request that an independent third party be used to mediate the dispute. If the Claim has not been resolved to either party's satisfaction within sixty (60) days from when the claimant first notified the other party of the existence of the Claim, either party may seek judicial action to enforce or declare its rights.

     Section 9.6 Third Party Claim Indemnification Procedure. An indemnified person shall promptly notify the indemnifying party of the existence of any Claim resulting from a claim made by a third party and shall give the indemnifying party the opportunity to defend the same at its own expense and with counsel of its own selection, provided that such indemnified person shall at all times also have the right to participate fully in the defense of the Claim at his, her or its own expense. If the indemnifying party shall, within fifteen (15) days after such notice, fail to acknowledge its indemnification obligation hereunder in writing or thereafter fail to defend such Claim adequately and reasonably, and such indemnified person is entitled to such defense, such indemnified person shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) such Claim on behalf, for the account, and the sole risk and expense, of the indemnifying party.

     Section 9.7 Exclusive Remedies. The rights and remedies of the parties under this Article IX shall be the sole and exclusive rights and remedies that either party may seek for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under this Agreement, except that either party may seek specific performance or injunctive relief.


                                    ARTICLE X
                                  MISCELLANEOUS

     Section 10.1 Notices. Except as otherwise expressly provided, all notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery,
(ii) upon facsimile transmission with confirmation of receipt, (iii) one day after delivery to a commercial overnight delivery service with confirmed receipt, or (iv) three days after delivery to the U.S. mail of notice sent by certified U.S. mail, return receipt requested, with first class postage prepaid, and in all cases, addressed as follows:




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





           (a)      If to Seller:             Apple South, Inc.
                              Hancock @ Washington
                             Madison, GA 30650-1304
                              Attn: Erich J. Booth
                               Fax: (706) 342-9283

                    With a copy to:           Larry D. Ledbetter
                             Kilpatrick Stockton LLP
                                              1100 Peachtree Street, Suite 2800
                                              Atlanta, GA 30309
                               Fax: (404) 815-6555

           (b)      If to Buyer:              Applebee's International, Inc.
                                              4551 West 107th St., Suite 100
                                              Overland Park, KS  66207
                                              Attention:  Robert T. Steinkamp
                                              FAX:  (913) 341-1696

                    With a copy to:           James M. Ash
                                              Blackwell Sanders Matheny Weary &
                                              Lombardi LLP
                          2300 Main Street, Suite 1100
                              Kansas City, MO 64108
                               FAX: (816) 983-9137

or to such other address as Buyer or Seller shall have last designated by notice to the other party.

     Section 10.2 Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware.

     Section 10.3 Binding on Successors; Assignment. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Buyer may assign this Agreement or any of its rights or obligations hereunder to any entity that controls, is controlled by, or is under common control with Buyer; provided, however, such assignment shall not relieve Buyer of its liabilities hereunder.

     Section     10.4     Payment    of    Costs;     Post-Closing     Payments.


     (a) Seller Costs. In addition to all other matters payable by Seller hereunder, Seller shall pay:

     (1) All of Seller's legal expenses;


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





     (2) One-half of all cost of the commitments to provide and the costs of obtaining title insurance on the Real Property for benefit of Buyer, with endorsements for surveys and mechanics' lien, except for costs related to extraordinary endorsements required by Buyer's lenders;

     (3) One-half of all sales, transfer or other taxes arising from the transactions contemplated hereby arising under state law;

     (4) One-half of all fees, costs and expenses incurred in recording all real estate documents related to the transactions contemplated hereby;

     (5) All other costs and expenses incurred by Seller in negotiating this Agreement and in consummating the transactions contemplated hereby, including any costs associated with obtaining any consent, waiver or approval shown on
Schedule 4.3, and fees or commissions payable to any party representing Seller in connection with arranging or negotiating this Agreement and the transactions contemplated hereby, including without limitation all investment banker or financial advisor fees; and

     (6) The costs  required  for Seller to perform any of its  covenants  under
Article V, hereof.

     (b) Buyer Costs. In addition to all other matters payable by Buyer hereunder, Buyer shall pay:

     (1) All of Buyer's legal expenses;

     (2) All of the cost of the appraisal described in Section 2.6 of this Agreement;

     (3) One-half of all fees, costs and expenses incurred in recording all real estate documents related to the transactions contemplated hereby;

     (4) One-half of all cost of the commitments to provide and the costs of obtaining title insurance on the Real Property for benefit of Buyer, with endorsements for surveys and mechanics' lien; and Buyer shall pay all costs related to extraordinary endorsements required by Buyer's lenders;

     (5) One-half of all sales, transfer or other taxes arising from the transactions contemplated hereby arising under state law;

     (6) The cost of any environmental investigations required by Buyer with respect to the Real Property; and


                                       36










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





     (7) All other costs and expenses incurred by Buyer in negotiating this Agreement and in consummating the transactions contemplated hereby, including any fees or commissions payable to any party representing Buyer in connection with arranging or negotiating this Agreement and the transactions contemplated hereby, including without limitation all investment banker or financial advisor fees.

     (c) Post-Closing Payments. Within 30 days after the end of each of the first four fiscal quarters following the fiscal quarter in which the Closing occurs, Buyer shall submit, in writing, a statement of any payments made by Buyer in such quarter in satisfaction of any Seller obligation under Section 10.4(a), and giving Seller credit for any amounts paid by Seller in such quarter in satisfaction of any Buyer obligation under Section 10.4(b), together with supporting documentation in reasonable detail. The party shown as owing any amount to the other on such statement shall pay such amount within 15 days of the date of such statement.

     Section 10.5 Closing Not to Prejudice Claim for Damages. Closing of the transactions contemplated by this Agreement shall not prejudice any claim for damages which either party may have hereunder, in law or in equity, due to a material default in observance in the due and timely performance of any of the covenants and agreements herein contained or for the breach of any warranty or representation hereunder, unless such observance, performance, warranty, or representation is specifically waived in writing by the party making such claim.

     Section 10.6 Survival of Representations, Warranties, Covenants and Undertakings. All of the representations, warranties, covenants and undertakings not specifically addressed on Schedule 9.4, above, hereto shall survive the execution of this Agreement and Closing indefinitely.

     Section 10.7 Additional Documents. After Closing, each party agrees to furnish such additional documents as are necessary to complete the transactions contemplated hereby.

     Section 10.8 Time is of the Essence. Time is of the essence in the performance of the obligations of the parties hereunder.

     Section 10.9 Interpretation. The title of the sections of this Agreement are for convenience of reference only, and are not to be considered in construing this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.

     Section 10.10 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto and incorporated herein by this reference contain the entire Agreement of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements, and understandings between the parties. No inducements contrary to the terms of this Agreement exist. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such term,

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





provision or condition or any other term, provision or condition of this Agreement. In connection with the execution and delivery of this Agreement, neither party has relied on any promise, inducement, representation or warranty of the other party not set forth in this Agreement, its Schedules and Exhibits. This Agreement may not be modified orally and may only be amended in a writing executed by all parties hereto.

     Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts which in the aggregate shall comprise one Agreement.

     Section 10.12 Termination.

     (a) This Agreement may be terminated prior to the Closing as follows:

     (i) At any time by the mutual consent of Seller and Buyer;

     (ii) By either Seller or Buyer, at its sole election, at any time after April 30, 1998, if the Closing shall not have occurred on or prior to such date;

     (iii) By Buyer if any condition set forth in Section 8.3 hereof shall not have been met as of the Closing; or

     (iv) By Seller if any condition set forth in Section 8.4 hereof shall not have been met as of the Closing.

     (b) In the event of the termination of this Agreement pursuant to subparagraph (iii) or (iv) above because Seller or Buyer, as the case may be, shall have willingly or in bad faith failed to satisfy a condition to the Closing, the other party shall be entitled to pursue, exercise, and enforce any and all remedies, rights, powers, and privileges available to it at law or in equity.

     Section 10.13 Public Announcements. Buyer and Seller will coordinate with each other all press releases relating to the transactions contemplated by this Agreement and, except to the extent required by law in the written opinion of independent legal counsel (which opinion shall promptly be provided to the other party), refrain from issuing any press release, publicity statement or other public notice relating to this Agreement or the transactions contemplated hereby without providing the other party reasonable opportunity to review and comment thereon.







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                                   ARTICLE XI
                            DIVESTITURE OF REMAINDER
                                   RESTAURANTS


     Section 11.1 Seller Exit from Applebee's System. After the Closing, Seller will continue to operate the Remaining Restaurants as a part of Buyer's Applebee's Neighborhood Grill & Bar franchise system (the "System") and, except as otherwise provided herein, or in the Mutual Release delivered herewith, in accordance with the terms and conditions of the Franchise Agreements and as a separate division (the "Applebee's Division") in various Arbitron Ratings Areas of Dominant Influence (the "Remaining ADIs"). Seller agrees that it will use its reasonable best efforts to divest itself completely of all Remaining Restaurants as soon as is practicable and in accordance with the terms and conditions of this Agreement. In keeping with its obligation to divest the Remaining Restaurants, Seller will diligently seek Qualified Buyers (as defined in Schedule 11.2 attached hereto) for the Remaining Restaurants and will negotiate with such parties in good faith to effect the intent of Seller's complete divestiture of the Remaining Restaurants before December 31, 1999. In addition, upon the execution of this Agreement, Seller shall no longer be a member of, or be allowed to appoint or vote on any members of the Applebee's Franchise Business Council.

     Section 11.2 Seller Financing Guarantee. To facilitate its complete exit from the System, Seller shall take the following actions:

     (a) Seller shall provide financing assistance to Qualified Buyers affiliated with Seller's existing management personnel in its Applebee's
Division consisting of a financial guarantee of up to 10% of the borrowings being financed by such Qualified Buyer for any Remaining Restaurants;

     (b) In no event shall Seller be required to guarantee more than $10,000,000 in the aggregate for all Qualified Buyers related to Applebee's Division management;

     (c) In no event shall Seller or any affiliate of Seller provide any equity financing or debt financing convertible into equity to any Qualified Buyer, regardless of its affiliation with Seller's Applebee's Division management;

     (d) Seller's obligations under Section 11.2(a) are limited to (and required to be of equal dollar value to) those instances in which Buyer has also provided a guarantee to such Qualified Buyer under Section 11.6(a).

     Section 11.3 Continued Operation of Remaining Restaurants. In order to maintain the value of the Remaining Restaurants and to facilitate their sale to and post-sale operation by Qualified Buyers, Seller shall operate each Remaining Restaurant through the effective date of its

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sale in accordance with Seller's historical practices and at least in accordance with the requirements of the applicable Applebee's franchise agreement, and, in any event, Seller shall:

     (a) Continue to implement in a timely fashion, as currently scheduled or budgeted in 1998, or in 1999 in accordance with historical operating standards, and in each year in accordance with System requirements, the restaurant remodeling program on all Remaining Restaurants so long as they are owned by Seller;

     (b) Maintain advertising expenditures in the Remaining ADI's in accordance with the franchise agreement obligations;

     (c) Maintain field operation staffing at levels consistent with historical practices;

     (d) Not transfer any restaurant personnel from Seller's Applebee's Division to any other concept or to a position in Seller's corporate offices; and

     (e) Maintain in accordance with good business practice the smallwares, inventories, furniture, fixtures and equipment and real estate improvements related to each Remaining Restaurant.

     Section 11.4 Employee Solicitation by Seller. From the date hereof until the earlier of (i) the expiration of the Seller Put Period (as defined below) or
(ii) December 31, 1999, in both cases with respect to persons employed on the date hereof or hired hereafter, and who are assigned to the Applebee's Division,
(A) Seller will encourage such persons to accept employment with the party that acquires the Remaining Restaurant or is granted the Remaining ADI to which they are assigned, and (B) once employed by such party or by another party operating Applebee's restaurants, Seller shall not solicit such persons for employment by Seller or any affiliated entity nor encourage in any manner such persons to leave the employ of such Applebee's operator.

     Section 11.5 Continued Restaurant Development.

     (a) Seller shall continue to develop and open Applebee's restaurants in its Remaining ADI's as set forth on Schedule 11.5 attached hereto. All such development efforts will be undertaken by Seller in accordance with Applebee's standard System specifications and its historical practice and level of effort and Seller will continue to use its reasonable best efforts to maintain the development and opening schedules of such restaurants as shown on Schedule 11.5.

     (b) To the extent that Seller has identified or otherwise begun the process of developing a location for an Applebee's restaurant in a Remaining ADI, Seller shall offer the party that purchases the Remaining Restaurants in such Remaining ADI the right to assume Seller's interest in such site at a cost no greater

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





than Seller's out-of-pocket invested cost therein and a reasonable internal overhead allocation.

     (c) Buyer acknowledges that the development requirements set forth herein are in place of the requirements set forth in the Development Agreements and the Universal Agreement between Buyer and Seller and such requirements in such Agreements are hereby terminated.

     Section 11.6 Buyer Financing Guarantee. To facilitate the exit of Seller from the System, Buyer shall take the following actions:

     (a) Buyer, if requested by Seller and the Qualified Buyer, shall provide financing assistance to Qualified Buyers (except for any entity set forth on Schedule 11.6(a) hereto) consisting of a financial guarantee of up to 10% of the third party borrowings with credible institutional lenders by such Qualified Buyer used to purchase any Remaining Restaurants.

     (b) In no event shall Buyer be required to guarantee more than 5% of such borrowing with respect to any Qualified Buyer affiliated with any individual identified on Schedule 11.6(b) attached hereto.

     (c) In no event shall Buyer be required to guarantee more than $10,000,000 in the aggregate for all Qualified Buyers.

     Section 11.7 Approval of Qualified Buyers.

     (a) Buyer shall use its reasonable best efforts to consider for approval in an expeditious manner sale transactions between Seller and Qualified Buyers (which may include members of Seller's Applebee's Division management), provided that such requests for approval are submitted by Seller and such Qualified Buyer in accordance with the terms and conditions of the applicable franchise agreement and together with all reasonably requested information and documentation.

     (b) Approval by Buyer of a sale by Seller to a Qualified Buyer shall be dependent upon, among other matters, the agreement by the Qualified Buyer to development obligations for Applebee's restaurants in the applicable Remaining ADI no greater than the number set forth on Schedule 11.7(b) attached hereto, to be developed in a reasonable and customary time period considering all factors that the Buyer normally considers.

     (c) In no event shall Buyer be required to approve a sale transaction by Seller (i) to any person or entity who in the sole discretion of Buyer does not meet the standard of a Qualified Buyer or (ii) that does not include all of the Remaining Restaurants (exclusive of those to be de-identified by Seller in

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





conjunction   with  such  sale   pursuant  to  Section  11.8) in the  applicable
Remaining ADI, to the extent Seller controls all territory in the applicable Remaining ADI.

     (d) Buyer agrees that the entities listed on Schedule 11.7(d) are Qualified Buyers and that they will be approved as purchasers of the Remaining Restaurants described in and on the terms and conditions set forth in the letters of intent dated December 10, 1997 and December 16, 1997, respectively, between Seller and each of them, subject to (i) Buyer and such purchaser reaching an agreement as to the development obligations shown on Schedule 11.7(b) hereto, and (ii) Buyer's acceptance of such purchaser's financial structure and financing plans.

     (e) Any Qualified Buyer who is approved by Buyer for the purchase of any Remaining Restaurants and who completes such purchase prior to the earlier of
(i) the end of the Seller Put Period, or (ii) December 31, 1999, will be required to execute Buyer's then standard form of franchise agreement except that the royalty rates and advertising fees will not be greater for those Qualified Buyers than the royalty rates and advertising fees described in
Schedule 11.7(e) attached hereto.

     (f) Buyer will use its reasonable best efforts to provide or otherwise make available to Seller any information received by Seller concerning requests for acquisition of existing Applebee's restaurants.

     (g) Seller agrees that in no event shall it institute litigation against Buyer in connection with Buyer's failure to approve Rob Andreatolla or any affiliated group as a buyer for any Remaining Restaurants.

     Section 11.8 Seller De-identification of Remaining Restaurants. Solely in connection with the sale to third parties of Remaining Restaurants, Seller may remove all Applebee's logos and other identifying marks and take the other actions described below ("De-identification" or "De- identify") for up to an aggregate of eleven Remaining Restaurants. Upon such De-identification, the franchise agreement with respect to such Remaining Restaurant shall be terminated. Such De- identification shall only be effected upon the closing of a transaction with a third party in which all Remaining Restaurants in that Remaining ADI are sold. Whenever Seller is to De-identify a Remaining Restaurant, either under this Section or another provision of this Agreement, Seller must, at a minimum, take the following actions:

     (i) within 5 days after closing of the third party sale, close such restaurant to the public;

     (ii) within 5 days following closure, remove all signage, menus, awnings, smallwares and paper products containing any logos or otherwise trademarked design of Buyer, and all decor items (such as lamps, wall decorations, statues, plate glass, stained glass, etc.) that are required or suggested as a part of

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





the standard or optional decor package for an Applebee's Neighborhood Grill & Bar restaurant; and

     (iii) within 180 days following removal, certify in writing to Buyer the sale of such items to a then existing franchisee in the System or the destruction of such items.

     Section 11.9 Employee Solicitation by Buyer. From the date hereof until the earlier of (i) the expiration of the Seller Put Period, or (ii) December 31, 1999, with respect to persons employed on the date hereof in Seller's Applebee's Division, Buyer will not solicit such persons for employment by Buyer nor encourage in any manner such persons to leave the employ of Seller, except with respect to Seller's ADI Personnel.

     Section 11.10 Covenant Not to Compete. Seller agrees that it will not, and that it will cause its agents, affiliates, or employees not to on its behalf,
(i) for a period of six months following the execution of this Agreement, conduct any discussion or negotiation with any representative of any person or entity owning or operating, or that owns any interest in any entity that owns or operates, any Chili's Grill & Bar restaurant business or any TGI Friday's restaurant business, concerning any acquisition of or investment in such entity or any of such person's or entity's assets related to the ownership of such restaurant business, and (ii) during the period of one year following the execution of this Agreement, announce or consummate any transaction with any person or entity owning or operating, or that owns any interest in any entity that owns or operates, any Houlihan's restaurant business or any Ruby Tuesday's restaurant business, concerning any acquisition of or investment in any such entity or any of such person's or entity's assets related to the ownership or operation of such restaurant business.

     Section 11.11 Seller Put Rights.

     (a) Seller Put. At such time as Seller owns and operates 15 or fewer Remaining Restaurants, Seller shall have up to six months, but in no event later than December 31, 1999 (the "Seller Put Period') in which to exercise an option (the "Seller Put"), subject to the conditions set forth in this Section below,
(i) to require Buyer to purchase each Remaining Restaurant at a price as set forth on Schedule 11.11 hereto; or (ii) to De-identify up to 10 Remaining Restaurants (in addition to those De-identified pursuant to Section 11.8 above) in the aggregate, at Seller's expense but without payment of any amount to Buyer.

     (b) ADI Designation. Seller may exercise the Seller Put only on a Remaining ADI by Remaining ADI basis, such that all Remaining Restaurants within a particular Remaining ADI are either purchased by Buyer or De-identified by Seller.

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     (c)  Notification of Exercise.  Seller shall notify Buyer in writing of its exercise of the Seller Put as soon as possible but in no event later than the last day of the Seller Put Period. Such notice shall specify the Remaining Restaurants being sold to Buyer or De- identified by Seller by Remaining ADI and shall set forth Seller's calculation of the LTM Cash Flow (as defined on Schedule 11.11) for each Remaining Restaurant and Remaining ADI being sold with appropriate explanatory and supporting materials.

     (d) Asset Purchase Agreement. The purchase of any Remaining Restaurants by Buyer pursuant to the Seller Put is subject to the execution by Seller and Buyer of an asset purchase agreement with respect to such Remaining Restaurants substantially similar to this Agreement; provided, however, that the indemnification basket will be equal to one percent of the purchase price. Seller shall provide Buyer with a draft of the asset purchase agreement and Seller and Buyer shall both use reasonable efforts to complete the transfer of any Remaining Restaurants as soon as possible. If a Remaining Restaurant is not purchased because of the failure to meet a closing condition of the asset purchase agreement, such Remaining Restaurant shall be De-identified by Seller.


     Section 11.12 Buyer Call Rights.

     (a) Buyer Call. At the earlier of (i) the end of the Seller Put Period, if Seller has not exercised the Seller Put, or (ii) January 1, 2000, if Seller continues to own and operate in excess of 15 Remaining Restaurants, Buyer has the option (the "Buyer Call") to purchase all of the Remaining Restaurants, subject to the conditions set forth in this Section below, as follows:

     (1) If Seller operates 15 or fewer Remaining Restaurants, such Remaining Restaurants shall be purchased at a price as set forth on Schedule 11.12 hereto.

     (2) If Seller operates in excess of 15 Remaining Restaurants, Buyer may designate (a "Designation") up to 15 Remaining Restaurants as "A Restaurants", which shall be purchased by Buyer at a price as set forth on Schedule 11.12 hereto.

     (3) Buyer may then Designate up to an additional 35 Remaining Restaurants as "B Restaurants", which shall be purchased by Buyer at a price as set forth on
Schedule 11.12 hereto.

     (4) If Seller owns and operates in excess of 50 Remaining Restaurants, Buyer may Designate any additional Remaining Restaurants over 50 as "C Restaurants", which shall be purchased by Buyer at a price as set forth on
Schedule 11.12 hereto.

     (b) Remaining ADI Designation. Buyer retains the exclusive right to determine the Designation of any particular Remaining Restaurant as an A, B or C

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Restaurant.   Buyer   shall  make  such  determination  on  a  Remaining  ADI by
Remaining ADI basis, so that all Remaining Restaurants in a particular Remaining ADI are in the same Designation; provided, however, that Buyer may divide the Remaining Restaurants among Designations in one Remaining ADI as needed to meet the entire number of Remaining Restaurants in each Designation. Buyer may not split a Remaining ADI with respect to a decision to purchase a Remaining Restaurant. All Remaining Restaurants in a particular Remaining ADI must be (i) purchased by Buyer, or (ii) De-identified as set forth in (d) below.

     (c) Seller Selected Stores. Notwithstanding the forgoing, if Buyer determines to purchase any Remaining Restaurants in accordance with the Buyer Call, Seller may designate up to an aggregate of 10 Remaining Restaurants (the "Selected Stores") for which the purchase price shall be the greater of the (i) applicable LTM Cash Flow price or (ii) the liquidation appraised value of the real estate, equipment and fixtures related to such Remaining Restaurants in the aggregate (the "Floor Price"). The right to determine the Selected Stores shall be exclusive to Seller and must be made on a Remaining ADI by Remaining ADI basis. If the Floor Price is in excess of the LTM Cash Flow price, Buyer may elect not to purchase the Selected Stores, in which case Seller may (i) De-identify the Selected Stores, or (ii) offer to sell them to Buyer at the LTM Cash Flow price. If Seller chooses to De-identify the Selected Stores, neither Seller nor any affiliated entity may use any part of that location for another restaurant concept. Seller shall utilize Cushman & Wakefield to perform a liquidation valuation, at Seller's expense, to determine the Floor Price. The items described in this Section 11.12(c) shall take no longer than 60 days to complete, and shall have no effect on the completion of the remainder of the Buyer Call.

     (d) Buyer's Right to De-Identify. If Buyer exercises the Buyer Call, Buyer may require Seller to De-identify, at Seller's cost, up to an aggregate of 5 Remaining Restaurants, on a Remaining ADI by Remaining ADI basis.

     (e) Notification of Exercise. At the earlier of (i) the end of the Seller Put Period, or (ii) January 1, 2000, Seller shall continue to provide Buyer with a calculation of the LTM Cash Flow for the Remaining Restaurants and the Remaining ADIs, on a monthly basis, with appropriate explanatory and supporting materials. At any time thereafter, without expiration, Buyer may notify Seller in writing of its intent to exercise the Buyer Call, specifying which Remaining Restaurants, by Remaining ADI, will be purchased, De-identified, or remain with Seller, and the A, B, or C Designation of each Remaining Restaurant. Seller shall then have 10 days in which to notify Buyer of any designation of Selected Stores.

     (f) Asset Purchase Agreement. The purchase of any Remaining Restaurants by Buyer pursuant to the Buyer Call is subject to the execution by Seller and Buyer of an asset purchase agreement with respect to such Remaining Restaurants substantially similar to this Agreement; provided, however, that the indemnification basket will be equal to one percent of the purchase price. Buyer

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shall  provide  Seller  with  a  draft of the asset purchase agreement and Buyer and Seller shall use reasonable efforts to complete the tranfer of the Remaining Restaurants as soon as practicable after exercise of the Buyer Call. If a Remaining Restaurant is not purchased because of the failure to meet a closing condition of the asset purchase agreement, such Remaining Restaurant shall be De-identified by Seller.



                            [SIGNATURE PAGE FOLLOWS]

















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     IN WITNESS WHEREOF,  the parties hereto have executed this Agreement on the day, month, and year first above written.


                                                  BUYER:

                                                  APPLEBEE'S INTERNATIONAL, INC.



                                       By:  ____________________________________
                                       Name: ___________________________________
                                       Title:  _________________________________




                                                   SELLER:

                                                   APPLE SOUTH, INC.



                                       By:______________________________________
                                       Name: ___________________________________
                                       Title:___________________________________



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





                         LIST OF EXHIBITS AND SCHEDULES


Exhibits

1.1                 Restaurants

1.1(a)                      Franchise Agreements

3.2(f)              Opinion of Seller's Counsel

3.2(m)              Mutual Release

3.3(d)                      Opinion of Buyer's Counsel



Schedules

1.1(h)                      Computer Software

4.1                 Seller's Jurisdictions

4.3                 Consents

4.4(a)                      Owned Real Property

4.4(b)                      Leased Real Property

4.4(c)                      Real Property Leases

4.4(d)                      Fixed Asset Data

4.4(e)                      Equipment Liens

4.4(f)              Equipment Leases

4.4(g)                      Loan Agreements, etc.

4.4(h)                      Other Material Contracts

4.4(i)              Affiliate Contracts




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4.10                Multi-Unit Contracts

4.12(a)             Pending Claims and Litigation

4.12(b)             Citations, etc.

4.12(c)             Food Service Related Claims

4.16(b)             Employee List

4.17(a)             Employee Benefit Plans

4.18                Licenses and Permits

4.19                Insurance Coverage

4.22                Development Sites

4.23                Affiliated Transactions

4.25                Seller Appraisals

4.27                ADI Financial Statements

5.5(d)                      New Seller Bonus Plan

5.6(a)(i)           Advertising Activities

5.6(b)(ii)          Maintenance Capital Expenditure Budget

5.6(b)(iv)          Remodel Schedule

6.4                 Buyer Consents

7.6                 Highly Confident Letter

9.4                 Claim Time Limits

11.2                Qualified Buyer Criteria

11.5                Development in Remaining ADI's

11.6(a)             10% Guarantee



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11.6(b)             5% Guarantee

11.7(b)             Remaining ADI Development Schedules

11.7(e)             Royalty Rates and Advertising Fees

11.11                       Seller Put Rights

11.12                       Buyer Call Rights






     Schedules to this Exhibit 2.1 are not filed pursuant to Item 601(b)(2) of SEC Regulation S-K. By the filling of this Form 8-K, the Registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the Commision upon request.

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